Exhibit 10.21

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 19, 2014

by and among

STORE CAPITAL CORPORATION,
AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT,

BMO HARRIS BANK, N.A.

AND

REGIONS BANK,
AS CO-DOCUMENTATION AGENTS,

AND

KEYBANC CAPITAL MARKETS INC.
AND
WELLS FARGO SECURITIES, LLC
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 19th day of September, 2014 by and among STORE CAPITAL CORPORATION, a Maryland corporation (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, not individually, but as the administrative agent for the Lenders (the “Agent”).

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility to the Borrower;

WHEREAS, the Agent, the Issuing Lender (as defined below) and the Lenders desire to make available to the Borrower a revolving unsecured credit facility in the initial amount of $300,000,000.00, with a swingline subfacility in the amount of $30,000,000.00 and a $30,000,000.00 letter of credit subfacility, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants agreements contained herein, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION

§1.1                        Definitions.  The following terms shall have the meanings set forth in this Article I or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice.  See §2.8(a).

Additional Subsidiary Guarantor.  Each additional Subsidiary of the Borrower which is structured as a single purpose, bankruptcy remote entity which becomes a Subsidiary Guarantor pursuant to §5.10.  For the avoidance of doubt, SCA shall not be required to be structured as a single purpose, bankruptcy remote entity.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, its successors, and any replacement agent appointed pursuant to §12.9.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement.  This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  That certain fee letter dated May 30, 2014 between the Borrower, Agent, Syndication Agent and Arrangers.

Applicable Margin.  On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Adjusted Asset Value:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans

Pricing Level 1	Less than 45%	1.75%	0.75%
Pricing Level 2	Greater than or equal to 45% but less than 50%	2.00%	1.00%
Pricing Level 3	Greater than or equal to 50% but less than 60%	2.25%	1.25%
Pricing Level 4	Greater than or equal to 60%	2.50%	1.50%

The initial Applicable Margin shall be at Pricing Level 3.  The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter.  In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.1(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 4 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

In the event that the Agent or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Appraisal.  An MAI appraisal of the value of an Unencumbered Pool Property or other Real Estate, determined on an “as-is” value basis, performed by an independent appraiser.

Appraised Value.  The “as-is” value of an Unencumbered Pool Property or other Real Estate determined by the most recent Appraisal of such Unencumbered Pool Property or other Real Estate, obtained pursuant to §5.9 or §9.1(l).

Arrangers.  Collectively KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, or any successor.

Assignment and Acceptance Agreement.  See §13.1.

Authorized Officer.  Any of the following officers of Borrower:  Chief Executive Officer, President, Chief Financial Officer, or any Executive Vice President, and such other Persons as Borrower shall designate in a written notice to Agent.

Balance Sheet Date.  The date of the balance sheet of the Borrower most recently furnished to the Agent by the Borrower under this Agreement.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) LIBOR for an Interest Period of one (1) month plus one percent (1%).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Collectively, the Revolving Credit Loans bearing interest by reference to the Base Rate and the Swing Loans.

Borrower.  STORE Capital Corporation, a Maryland corporation.

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building.  With respect to each Unencumbered Pool Property or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalized Lease.  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capital Lease Obligations.  With respect to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Lease.

CERCLA.  The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)                                 any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to at least fifty percent (50%) of the then outstanding voting stock or voting interests of the Borrower (provided that prior to the occurrence of the IPO Event, this paragraph (a) shall not be deemed to have been violated solely in connection with the issuance of additional common shares of Borrower to any Person in connection with additional private placements); or

(b)                                 as of any date a majority of the Board of Directors (the “Board”) of the Borrower consists of individuals who were not either (i) directors of the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors by the Board of the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors by the Board of the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or

(c)                                  the Borrower or any Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.6); or

(d)                                 the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of SCA or fails to control all decisions of SCA; or

(e)                                  prior to the occurrence of the IPO Event, any two or more of the Chief Executive Officer, Chief Financial Officer or any Executive Vice President of the Borrower shall cease to be an executive officer of the Borrower and a competent and experienced officer shall not be approved by, or a replacement proposal or strategy presented to and approved by, the Required Lenders within six (6) months of such event, which approval the Required Lenders shall not unreasonably withhold, condition or delay.

Provided that the terms of §7.21 are complied with, the occurrence of the IPO Event shall not constitute a Change of Control.

Closing Date.  The first date on which all of the conditions set forth in §9.1 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral Account.  A special deposit account established by the Agent pursuant to §5.8 and under its sole dominion and control.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to the Borrower and to participate in Swing Loans and Letters of Credit, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase.  An increase in the Total Commitment to not more than $500,000,000.00 pursuant to §2.8.

Commitment Increase Date.  See §2.8(a).

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate.  See §7.1(c).

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA.  With respect to any period, an amount equal to the EBITDA of the Borrower and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges.  On any date of determination for the period of four (4) fiscal quarters most recently ended, the sum of (a) Consolidated Interest Expense for such period (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Distributions paid during such period, plus (d) the principal payment on any Capital Lease Obligations.  Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.

Consolidated Interest Expense.  On any date of determination, without duplication, (a) total Interest Expense of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for the period of determination, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth.  The amount by which Consolidated Total Adjusted Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Adjusted Asset Value.  As of any date of determination, the sum of the undepreciated value of all assets of Borrower and its Subsidiaries  minus goodwill calculated on a consolidated basis in accordance with GAAP, provided that all real estate assets shall be valued at (a) undepreciated cost (minus any write downs or impairments) as determined in accordance with GAAP, or (b) in the event that Borrower has obtained (or as provided in this Agreement Agent has obtained) an Appraisal of Real Estate owned in fee simple by Borrower or one of its Subsidiaries, the Appraised Value thereof.  Consolidated Total Adjusted Asset Value will be adjusted to include an amount equal to Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Consolidated Total Adjusted Asset Value attributable to the assets owned by such Unconsolidated Affiliate, calculated in the same manner as above.

Consolidated Total Indebtedness.  All Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Contract Interest Payments.  With respect to any period of determination and any Hybrid Mortgage or Qualified Note Receivable, the next scheduled monthly interest payment payable by the related borrower under the terms of the applicable loan documents.

Contract Rent.  With respect to any period of determination and any Lease, the fixed or “base” rent payment for each month that is actually payable by the related Tenant from time to time under the terms of such Lease (excluding any Percentage Rent, prepaid rents and security deposits), after giving effect to any provision of such Lease which applies to the applicable period of determination providing for periodic increases in such fixed or “base” rent by fixed percentages or dollar amounts or by percentages based on increases in the Consumer Price Index.  Contract Rent shall exclude rent from ancillary leases such as a billboards or cell towers.

Contribution Agreement.  The Contribution Agreement dated as of even date herewith between the Borrower and the Guarantors (including each Additional Subsidiary Guarantor which may hereafter become a party thereto), as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.7.

Debt Service Coverage Amount.  At any time determined by Agent, an amount equal to the maximum principal loan amount which is payable at the greater of (a) interest at a rate per annum equal to the then-current annual yield on seven (7) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.5%) and being amortized over a thirty (30) year period and (b) interest at a rate per annum equal to seven percent (7.0%) and being amortized over a thirty (30) year period, that would be payable by the monthly principal and interest payment amount resulting from dividing (a) Operating Cash Flow from the Unencumbered Pool Properties divided by 1.50, by (b) 12.  Attached hereto as Schedule 9 is an example of the calculation of Debt Service Coverage Amount (such example is meant only as an illustration based upon the assumptions set forth in such example, and shall not be interpreted so as to limit the Agent in its good faith determination of the Debt Service Coverage Amount hereunder).  The determination of the Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error.

Default.  See Article X.

Default Rate.  See §2.3(d).

Defaulted Loan.  An Unencumbered Pool Asset or Intercompany Loan with respect to which a default (other than a payment default) occurs, under or with respect to such Unencumbered Pool Asset, Intercompany Loan or related Lease, that materially and adversely affects the interests of Borrower or a Guarantor and that continues unremedied for the applicable grace period under the terms of such Loan or related Lease, as applicable (or, if no grace period is specified, for thirty-two (32) days).

Defaulting Lender.  Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swing Loans or Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender notifies the Agent and the Borrower in writing of such Lender’s good faith determination that the Borrower has failed to satisfy a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect, unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or statement) cannot be satisfied, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §5.7, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §5.7(i)) upon delivery of written notice of such determination to the Borrower and each Lender.

Delinquent Loan.  An Unencumbered Pool Asset or Intercompany Loan for which (a) any related loan payment or tenant lease payment has not been received on or before the date thirty-two (32) days after the date on which such payment is due pursuant to the related Unencumbered Pool Documents or Lease, as applicable, without regard to any grace period; provided, that a Delinquent Loan shall remain a Delinquent Loan until the related Unencumbered Pool Asset Owner or related Tenant cures such delinquency and makes two (2) successive monthly payments on a timely basis, including any related grace period, or (b) any payment due on the scheduled maturity date of such Unencumbered Pool Asset or Intercompany Loan has not been received on or before the date on which such payment is due.

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Chatham Financial, the Agent or any Lender).

Designated Person.  See §6.25.

Development Property.  Any Real Estate owned or acquired by Borrower or its Subsidiaries and on which such Person is pursuing construction of one or more buildings for commercial, single-tenant income producing properties and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower or its Subsidiaries, and remains less than one hundred percent (100%) leased to an unaffiliated third party.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, and (d) distributions permitted under §8.8(a).  Distributions from any Subsidiary of Borrower to Borrower shall be excluded from this definition.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Double Net Lease.  A Lease of all of the leasable area of an Unencumbered Pool Property under which the Tenant pays all operating expenses of the property, including, without limitation, insurance, taxes, maintenance and capital expenditures, except for certain limited maintenance or capital expenditure obligations (such as roof repairs) retained by the landlord under such Lease.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §2.7.

EBITDA.  With respect to Borrower and its Subsidiaries for any period (without duplication):  (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)):  (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) acquisition closing costs for acquisitions closed during such period and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and distributions to minority owners); and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below.  With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) acquisition closing costs for acquisitions closed during such period and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and distributions to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  Any judgment, decree, order, law, license, rule or regulation pertaining to human health or the pollution or protection of the environment or the release or discharge of any Hazardous Substances into the environment, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment.

Equity Interests.  With respect to any Person, (i) any share of capital stock of (or other ownership or profit interests in) such Person; (ii) any warrant, option or other right for the purchase or other acquisition from such Person of (a) any share of capital stock of (or other ownership or profit interests in) such Person, or (b) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination; and (iii) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering.  The issuance and sale after the Closing Date by the Borrower or any of its Subsidiaries of any Equity Interests of such Person (other than Equity Interests issued (i) to Borrower or any one or more of its Subsidiaries in its respective Subsidiaries, and (ii) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement), and prior to the occurrence of the IPO Event, the contribution of additional equity or capital to Borrower.

Equity Percentage.  The aggregate ownership percentage of the Borrower or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) the Borrower’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) the Borrower’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting the Borrower’s current allocable share of income and expenses of the Unconsolidated Affiliate.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidance issued thereunder.

ERISA Affiliate.  Any Person which is treated as a single employer with Borrower, the Guarantors or their respective Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

Event of Default.  See Article X.

Excluded FATCA Tax.  Any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

Existing Credit Agreements.  Collectively, (a) that certain Credit Agreement dated as of December 21, 2012, among KeyBank, Agent, Borrower, and the other parties thereto, as amended, and (b) that certain Second Amended and Restated Master Repurchase Agreement dated as of October 24, 2013, among Alpine Securitization Corp., Credit Suisse AG, Cayman Islands Branch, Credit Suisse AG, New York Branch, STORE SPE Warehouse Funding, LLC, SCA, and the other parties thereto, as amended.

Extension Request.  See §2.9(a).

FATCA.  Sections 1471 through 1474 of the Internal Revenue Code.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal

Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fronting Exposure.  At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations.  With respect to any Person for any period, an amount equal to (a) the Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) non-cash items (other than amortization of deferred financing costs, straight line rent and other above and below market rent adjustments), all after adjustment for unconsolidated partnerships and joint ventures.  Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.  Except as provided above, Funds from Operations shall be reported in accordance with NAREIT policies as amended from time to time.

Future Advance Property.  An Unencumbered Pool Asset or Intercompany Loan which otherwise satisfies the requirements of this Agreement to be treated as an Unencumbered Pool Asset or Intercompany Loan, but which provides for the future advance of funds to be used by a Tenant at the related Real Estate, which future advances are detailed in the applicable Unencumbered Pool Documents, or if there are no Unencumbered Pool Documents, in a separate disbursement agreement with the Tenant, and which Future Advance Property satisfies all other requirements of this Agreement (including, without limitation, §7.20(a)(xviii) and §7.22) and is included by Borrower as an Unencumbered Pool Asset or Intercompany Loan.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) except as a result of changes permitted in §7.5, consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority.  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Ground Lease.  An unsubordinated ground lease pursuant to which an Unencumbered Pool Asset Owner leases an Unencumbered Pool Property as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date of inclusion of such property in the Unencumbered Pool Assets; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, SCA and the Subsidiary Guarantors, and individually any one of them.

Guaranty.  The Unconditional Guaranty of Payment and Performance dated of even date herewith made by SCA and the Subsidiary Guarantors which may hereafter become a party thereto in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified.

Hazardous Substances.  Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substance, oil, petroleum and petroleum byproduct, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.  Without limiting the generality of the foregoing, the term shall mean and include:

(a)                                 “hazardous substances” as defined under CERCLA;

(b)                                 “hazardous waste” and “regulated substances” as defined in RCRA and regulations promulgated thereunder;

(c)                                  “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(d)                                 “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Hybrid Lease.  An Unencumbered Pool Property pursuant to which (a) the Hybrid Lease Fee Owner owns fee simple title to the Real Estate, the Tenant owns fee simple title to the Improvements on such Real Estate, and the Hybrid Lease Fee Owner leases such Real Estate to the Tenant, (b) such Tenant is the borrower under a Hybrid Mortgage from Borrower or a Guarantor  and which loan is secured by a first-priority mortgage on the Improvements and such Tenant’s interest in the ground lease of such Real Estate, and (c) the Hybrid Lease Fee Owner, if not a Guarantor, is the borrower under a loan from Borrower or a Guarantor and which loan is secured by a first-priority mortgage on the Hybrid Lease Fee Owner’s fee interest in the real estate and the lease to the Tenant.

Hybrid Lease Fee Owner.  A Guarantor or a Wholly Owned Subsidiary of Borrower which is structured as a single purpose, bankruptcy remote entity which owns fee simple title to a parcel of Real Estate in connection with Hybrid Lease.

Hybrid Mortgage.  A first-priority mortgage loan on the Improvements owned by the Tenant of a completed single-tenant commercial real estate property which is operationally essential to such Tenant, which includes, without limitation, such Tenant’s interest in the ground lease of such Real Estate.

Improvements.  All buildings, structures, improvements and fixtures now erected on, attached to, or used or adapted for use in the operation of any Real Estate or Unencumbered Pool Property.

Increase Notice.  See §2.8(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation (but excluding obligations to purchase Real Estate entered into in the ordinary course of business), repurchase obligation, takeout commitment (excluding commitments to fund construction or purchase real property upon the completion of construction in the ordinary course of business) or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.  “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.  For the avoidance of doubt the obligations under any repurchase agreement shall constitute Indebtedness.  All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

Information Materials.  See §7.1.

Intercompany Loan.  Each of the loans related to an Unencumbered Pool Property included in the Unencumbered Pool Assets and which is made by Borrower or a Guarantor to a Wholly Owned Subsidiary of Borrower that is structured as a single purpose, bankruptcy remote entity, and which is secured by a first priority mortgage loan on the Unencumbered Pool Property which satisfies the conditions of §7.20 and which such mortgage loans are made pursuant to and are evidenced by Qualifying Intercompany Loan Documents.

Intercompany Revolver.  The unsecured revolving loan agreements between Borrower, as lender, and a Subsidiary of Borrower, as the borrower; provided that the borrower under such Intercompany Revolver shall also be a borrower under an Intercompany Loan and shall not be a Guarantor.

Interest Expense.  On any date of determination, with respect to the Borrower and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s Unconsolidated Affiliates.  Interest Expense shall not include non-cash interest expense, but includes capitalized interest not funded under a construction loan by the Borrower.

Interest Payment Date.  As to each Loan, the first (1st) day of each calendar month during the term of such Loan.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one day, or one, two, three or six months (in each case, subject to availability) thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)                                  if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)                               any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)                              no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, or (iii) operating Leases (of real or personal property) entered into by such Person in the ordinary course of business as a lessee.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

IPO Event.  The initial public offering of stock in Borrower, the registration of the shares of Borrower on the New York Stock Exchange or another national exchange, and the registration of Borrower as a public company with the SEC.

Issuing Lender.  KeyBank, in its capacity as the Lender issuing the Letters of Credit, and any successor thereto.

Joinder Agreement.  The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.10 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit J.

KeyBank.  As defined in the preamble hereto.

KCM.  KeyBanc Capital Markets Inc. or any successor.

Land Assets.  Land to be developed as a commercial single-tenant income producing property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease.  Each lease entered into between an Unencumbered Pool Asset Owner which owns Real Estate and a Tenant, and each lease from a Hybrid Lease Fee Owner to a Tenant in a Hybrid Lease structure, each as amended or restated.

Lenders.  KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §13.4).  The Swing Loan Lender and Issuing Lender shall each be a Lender, as applicable.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with Article III.

Letter of Credit Commitment.  An amount equal to Thirty Million and No/100 Dollars ($30,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Article III, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under Article III.

Letter of Credit Request.  See §3.1.

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Base Rate Loan.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans.  Those Loans bearing interest calculated by reference to LIBOR.

Lien.  See §8.3.

Loan Documents.  This Agreement, the Notes, the Guaranty, the Joinder Agreements, the Letter of Credit Requests, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request.  See §2.1(c).

Loan and Loans.  An unsecured individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of $300,000,000.00 (subject to increase in §2.8) to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under Letters of Credit shall also be considered Revolving Credit Loans as provided in §3.6.

Majority Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Master Lease.  A master lease pursuant to which multiple Unencumbered Pool Properties or other parcels of Real Estate are leased.

Master Lease FCCR.  With respect to the fixed charge coverage ratio for the related Unencumbered Pool Properties subject to a Master Lease as of any date of determination, the ratio of (1) the sum of the related Unencumbered Pool Properties’ (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) all non-recurring expenses, (v) specifically documented discretionary management or corporate overhead fees, and (vi) all operating lease or rent expense (including with respect to any equipment loans) less (vii) all non-recurring income and normalized overhead based on estimated industry standards, for the related fiscal period, to (2) the sum of the related Unencumbered Pool Properties’ (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable in respect of such Unencumbered Pool Properties or obligor, in each case for the period of determination.

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of Agent or the Lenders thereunder.

Material Renovation.  Any renovation or improvements (whether separately or as part of an overall plan or similar related renovation or improvements, even if not performed at the same time) which has resulted or is expected to result in a material adverse effect upon, or a complete stoppage for a period of thirty (30) days or more, of the core operating business at the property.

Maturity Date.  September 19, 2017, as such date may be extended as provided in §2.9, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investor Service, Inc.

Mortgage Note Receivables.  A mortgage loan on a completed single-tenant commercial real estate property which is operationally essential to such tenant, and which Mortgage Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.  A Hybrid Lease shall not be considered a Mortgage Note Receivable.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower, any Guarantor or any ERISA Affiliate.

NAICS.  The North American Industry Classification System, as published by the Executive Office of the President Office of Management and Budget, United States 2012.

NAICS Industry Group.  Any “Industry Group” as defined by NAICS.

Net Income (or Loss).  With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the Borrower or such Subsidiary in connection therewith.

Net Operating Income.  For any Unencumbered Pool Asset (other than an Unencumbered Pool Property relating to a Qualifying Note Receivable) and for a period of determination, an amount equal to the sum of (a) Contract Rent for such Unencumbered Pool Property, minus (b)

all rents received from tenants or licensees in default of payment or other material obligations under their lease for thirty-two (32) days or more, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding (and that, with respect to tenants in bankruptcy, have not unconditionally and finally affirmed or assumed their lease in such bankruptcy proceeding or the Required Lenders otherwise consent in writing to include such amounts), and minus (c) unless otherwise agreed to by Agent in its sole discretion, if the Lease applicable to such Unencumbered Pool Property is a Double Net Lease, all expenses and costs paid or accrued by Borrower or any of its Subsidiaries related to the maintenance, repair, operation or ownership of such Unencumbered Pool Property, plus (d) with respect to a Hybrid Mortgage, the Contract Interest Payments with respect thereto  during such period for the Hybrid Mortgage that is not a Delinquent Loan or a Defaulted Loan.  With respect to a Qualifying Note Receivable, Net Operating Income shall be an amount equal to Contract Interest Payments for such period for such Qualifying Note Receivable that is not a Delinquent Loan or a Defaulted Loan.

Non-Defaulting Lender.  At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness.  With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person.  A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

Notes.  Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice.  See §14.1.

Obligations.  All indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations.  Liabilities and obligations of the Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Operating Cash Flow.  For any period of determination, the Net Operating Income from an Unencumbered Pool Asset, annualized.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.  With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.3.

Permitted Unsecured Debt.  Unsecured Debt, other than the Obligations under this Agreement, which is only an obligation of the Borrower and Guarantors in a principal amount not to exceed $100,000,000.00.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions.  For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries.  Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities.  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Prepayment.  Any voluntary or involuntary payment or prepayment of principal of an Unencumbered Pool Asset or Intercompany Loan, or any other event (including, without limitation, a casualty to or condemnation of an Unencumbered Pool Property) resulting in a prepayment of an Unencumbered Pool Asset or Intercompany Loan, or any other recovery or monetary return by or for Borrower or a Guarantor, whether directly, through a servicer or collateral agent, or otherwise, with respect to an Unencumbered Pool Asset or Intercompany Loan.

Public Lender.  See §7.1.

Qualifying Intercompany Loan Documents.  In order to be Qualifying Intercompany Loan Documents, (a) the Intercompany Loan shall be originated by Borrower or a Guarantor consistent with the terms of this Agreement to SCA, SIC or a Wholly Owned Subsidiary of Borrower which is structured as a single purpose, bankruptcy remote entity; (b) such Intercompany Loan shall have a term (including any extension options) not later than the Maturity Date and the interest rate payable thereunder shall be not less than 6.0% per annum; (c) the Intercompany Loan shall be cross-defaulted to the Loan Documents in a manner acceptable to Agent, and (d) the Unencumbered Pool Documents shall be in a form approved by Agent.

Qualifying Note Receivable.  A Qualifying Note Receivable shall be either (a) a loan originated and owned by Borrower or a Guarantor to a Person that is not an Affiliate of Borrower that operates a commercial business and with whom Borrower or a Guarantor simultaneously enters into a sale-leaseback transaction, or (b) a loan originated and owned by Borrower or a Guarantor to a Person that is not an Affiliate of Borrower that operates a single-user commercial business from the real estate that is security for such loan, and which loan is secured by a first-priority mortgage in the related real estate and improvements, and which loans are in each case otherwise approved by Agent to be an Unencumbered Pool Asset.  For the avoidance of doubt, a Hybrid Lease shall not constitute a Qualifying Note Receivable.

Real Estate.  All real property and related improvements, including, without limitation, the Unencumbered Pool Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by the Borrower or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness.  As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to the Borrower or any of its Subsidiaries.  Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto.

Register.  See §13.2.

REIT Status.  With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Related Fund.  With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Required Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided, that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Loan or Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $300,000,000.00 (subject to increase as provided in §2.8) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.1.  Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §3.6.

Revolving Credit Notes.  Promissory notes of the Borrower evidencing a Revolving Credit Loan as described in §2.1(b).

Sanctions Laws and Regulations.  Any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by OFAC.

SCA.  STORE Capital Acquisitions, LLC, a Delaware limited liability company.

SEC.  The United States Securities and Exchange Commission.

Secured Debt.  With respect to the Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Securities Act.  The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Single Asset Entity.  A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not an Unencumbered Pool Asset Owner or a Guarantor, which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

Single Tenant Limitation.  See §7.20(a)(xix).

S&P.  Standard & Poor’s Ratings Group.

State.  A state of the United States of America and the District of Columbia.

SIC.  STORE Investment Corporation, a Delaware corporation.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors.  The Persons that are a party to the Guaranty (other than SCA) from time to time, including any and all Additional Subsidiary Guarantors.

Swing Loan.  See §2.2(a).

Swing Loan Commitment.  The sum of Thirty Million and No/100 Dollars ($30,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender.  KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note.  A promissory note of the Borrower evidencing the Swing Loan as described in §2.2(b).

Syndication Agent.  Wells Fargo Bank, National Association, in its capacity as Syndication Agent.

Tenant.  The tenant of an Unencumbered Pool Property pursuant to a Lease or sub-lease of such Unencumbered Pool Property, together with such tenant’s Affiliates and any guarantor of such tenant’s obligations under such Lease.  A Tenant shall include each tenant under a Hybrid Lease and their sublessees.

Titled Agents.  The Arrangers, any syndication or documentation agent, and any arranger or book runner.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is Three Hundred Million and No/100 Dollars ($300,000,000.00).  The Total Commitment may increase in accordance with §2.8.

Triple Net Lease.  A Lease of all of the leasable area of an Unencumbered Pool Property under which the Tenant pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures relating to such property.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  In respect of the Borrower and its Subsidiaries, any Person in whom the Borrower or Subsidiary holds an Investment, which Investment is accounted for in the financial statements of the Borrower and its Subsidiaries on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of the Borrower and its Subsidiaries on the consolidated financial statements of the Borrower and its Subsidiaries if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unencumbered Pool Appraised Value Limit.  The Unencumbered Pool Appraised Value Limit for Unencumbered Pool Property included in the Unencumbered Pool Assets shall be the amount which is the sum of (a) the Appraised Values of each Unencumbered Pool Property as most recently determined under §5.9 or §9.1(l), as applicable, plus (b) the sum of the amounts funded by the Borrower or a Guarantor pursuant to or with respect to a Future Advance Property permitted by this Agreement subsequent to the date of the most recent Appraisal in the foregoing clause (a) and not contemplated or reflected in the Appraised Value.

Unencumbered Pool Asset Owner.  With respect to:

(a)                                 each Unencumbered Pool Property that is not subject to a Qualifying Note Receivable or Hybrid Lease, a Guarantor or a Wholly Owned Subsidiary of Borrower that is structured as a single purpose, bankruptcy remote entity;

(b)                                 each Unencumbered Pool Property that is subject to a Qualifying Note Receivable, the borrower or maker of such loan approved by Agent or the Borrower or Guarantor which is the holder of such loan, as the context permits or requires; and

(c)                                  each Hybrid Lease, collectively, the Hybrid Lease Fee Owner and the Tenant which is the owner of the related Improvements.

Unencumbered Pool Asset Schedule.  The list of Unencumbered Pool Assets delivered by Borrower to the Agent in the form of, and containing the information required by, Schedule 10.

Unencumbered Pool Assets.  Collectively, Unencumbered Pool Properties, Hybrid Leases and Qualifying Note Receivables which satisfy all conditions set forth in §7.20(a) to be included in the calculation of Unencumbered Pool Availability and which are included in the calculation of the Unencumbered Pool Availability pursuant to §7.20, minus any Unencumbered Pool Properties, Hybrid Leases and Qualifying Note Receivables subsequently removed pursuant to §7.20(b), (c) and (d) of this Agreement. The initial Unencumbered Pool Assets are described in Schedule 1.2 hereto.

Unencumbered Pool Availability.  Subject to the other terms of this definition, the amount which is the sum of:

(a)                                 with respect to each Qualifying Note Receivable, fifty percent (50%) of the outstanding principal balance of such Qualifying Note Receivable; plus

(b)                                 with respect to Unencumbered Pool Properties that are not subject to a Qualifying Note Receivable, the lowest of (i) fifty percent (50%) of the Unencumbered Pool Appraised Value Limit for such Unencumbered Pool Properties, or if there is no Appraisal for such property, fifty percent (50%) of the undepreciated book value of such Unencumbered Pool Properties as determined in accordance with GAAP, and (ii) the Debt Service Coverage Amount; provided that notwithstanding the forgoing, for Unencumbered Pool Properties that are Hybrid Leases, the Unencumbered Pool Availability shall be the lowest of (i) fifty percent (50%) of the Unencumbered Pool Appraised Value Limit for such Unencumbered Pool Properties (excluding the Improvements), or if there is no Appraisal for such property, fifty percent (50%) of the undepreciated book value of such Unencumbered Pool Properties (excluding the Improvements) as determined in accordance with GAAP, plus the outstanding principal balance of the Hybrid Mortgage, and (ii) the Debt Service Coverage Amount.

Notwithstanding anything herein to the contrary, in the event that any Unencumbered Pool Asset or Intercompany Loan, as applicable, shall be a Delinquent Loan or a Defaulted Loan then the book value of the related Unencumbered Pool Property, the Unencumbered Pool Appraised Value Limit, Operating Cash Flow and principal balance with respect thereto shall be deemed to be zero, such that such Unencumbered Pool Asset, Operating Cash Flow and principal balance thereof as applicable, shall contribute $0 to the Unencumbered Pool Availability.  In no event shall the amount attributable to the Unencumbered Pool Availability from any Unencumbered Pool Property subject to an Intercompany Loan, Hybrid Lease or Qualifying Note Receivable  exceed the outstanding principal balance of such Unencumbered Pool Asset or Intercompany Loan, as applicable.

Unencumbered Pool Certificate.  See §7.1(d).

Unencumbered Pool Documents.  Originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, master loan agreements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, evidencing, securing or otherwise relating to an Intercompany Loan, Hybrid Lease or Qualifying Note Receivable with respect to an Unencumbered Pool Asset, as the same may be amended or otherwise modified from time to time in accordance with this Agreement.  Without limiting the foregoing, the Unencumbered Pool Documents shall include each of the foregoing unless otherwise approved by Agent.

Unencumbered Pool Property or Unencumbered Pool Properties.  At the time of determination, the Real Estate satisfying the terms of §7.20 owned or leased pursuant to a Ground Lease, by an Unencumbered Pool Asset Owner (and Hybrid Lease Fee Owner, as applicable), and collectively, all of them.  In the case of a Hybrid Lease, the Unencumbered Pool Property shall include the fee ownership or ground lease interest in the land and the Improvements secured by the Hybrid Mortgage.

Unencumbered Pool Qualification Documents.  See Schedule 1.3 attached hereto.

Unit-Level FCCR.  With respect to the fixed charge coverage ratio for any Unencumbered Pool Property as of any date of determination, the ratio of (1) the sum of the unit’s (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) all non-recurring expenses, (v) specifically documented discretionary management or corporate overhead fees, and (vi) all operating lease or rent expense (including with respect to any equipment loans) less (vii) all non-recurring income and normalized overhead based on estimated industry standards for the related fiscal period, to (2) the sum of the unit’s (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable in respect of the unit or obligor, in each case for the period of determination.

Unsecured Debt.  Indebtedness of the Borrower and its Subsidiaries outstanding at any time which is not Secured Indebtedness.

UPREIT Structure.  See §7.23.

Weighted Average Aggregate FCCR.  The fixed charge coverage ratio calculated by weighting Unit-Level FCCR or Master Lease FCCR, as applicable, by the Unencumbered Pool Appraised Value Limit of the related Unencumbered Pool Property (or if there is no Appraisal for such Unencumbered Pool Property, then by the undepreciated book value of such Unencumbered Pool Property determined in accordance with GAAP).

Wholly Owned Subsidiary.  As to the Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by the Borrower.

§1.2                        Rules of Interpretation.

(a)                                 A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification of such law.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                   The words “include”, “includes” and “including” are not limiting.

(g)                                  The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)                                     Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)                                    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)                                 In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.5 which would materially affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)                                     Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof

(m)                             To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document are qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in §2.8(d)(iii), §2.9(d), §7.20(a)(xxv)(C), §9.1(h) and §9.2(b) shall not apply solely with respect to any such representations and warranties.

(n)                                 Any Tenant that is not operating from an Unencumbered Pool Property as permitted by §7.20(a)(xviii)(B) shall be excluded from the calculation of the covenant set forth in §8.1(e) until such time as the first to occur of (i) the date that the applicable Tenant commences any operations from the applicable Unencumbered Pool Property, and (ii) the date that is thirty (30) days after the issuance of any certificate of occupancy for the applicable Unencumbered Pool Property after substantial completion of the applicable construction described in §7.20(a)(xviii)(B).

ARTICLE II
THE CREDIT FACILITY

§2.1                        Revolving Credit Loans.

(a)                                 Making of Revolving Credit Loans.  Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.1(c), such sums as are requested by the Borrower for the purposes set forth in §7.19 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Lender’s Commitment and (ii) such Lender’s Percentage of the sum of (A) the Unencumbered Pool Availability minus (B) the sum of the amount of all outstanding Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities and the Unsecured Debt; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment, and the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans, Letter of Credit Liabilities and the Unsecured Debt shall not at any time cause a violation of the covenants set forth in §8.1(a).  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §9.1 and §9.2 have been satisfied on the date of such request.  The Agent may assume that the conditions in §9.1 and §9.2 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied.  No Lender shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)                                 Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §13.3) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

(c)                                  Requests for Revolving Credit Loans.  Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 2:00 p.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date.  Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §7.19) and (ii) a certification by the chief financial officer or chief accounting officer of the Borrower that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof.  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement.

(d)                                 Funding of Revolving Credit Loans.  Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1(a).  Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §9.1 and §9.2 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(e)                                  Assumptions Regarding Funding by Lenders.  Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

(f)                                   Minimum Amount of Loan Requests.  Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than fifteen (15) LIBOR Rate Loans outstanding at any one time.

§2.2                        Swing Loan Commitment.

(a)                                 Making of Swing Loans.  Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.2, such sums as are requested by the Borrower for the purposes set forth in §7.19 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) the outstanding principal amount of the Revolving Credit Loans, Swing Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Unencumbered Pool Availability minus the outstanding principal amount of the Unsecured Debt and (iii) the outstanding principal amount of the Revolving Credit Loans, Swing Loans (after giving effect to all amounts requested), Letter of Credit Liabilities and Unsecured Debt shall not at any time cause a violation of the covenants set forth in §8.1(a).  Notwithstanding anything to the contrary contained in this §2.2, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §5.7(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §9.1 and §9.2 have been satisfied on the date of such funding.  The Swing Loan Lender may assume that the conditions in §9.1 and §9.2 have been satisfied unless Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.2(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.  A Swing Loan may not be refinanced with another Swing Loan.

(b)                                 Swing Line Notes.  The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)                                  Requests for Swing Loans.  The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 2:00 p.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  The Loan Request shall also contain the statements and certifications required by §2.1(c)(i) and (ii).  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable

Margin for Base Rate Loans.  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 4:00 p.m. (Cleveland time).

(d)                                 Funding of Swing Loans.  The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given.  In the event that the Borrower does not notify the Agent in writing otherwise on or before 2:00 p.m. (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, Agent shall notify the Lenders that such Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan.  The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.2(d) shall be considered a Revolving Credit Loan pursuant to §2.1.  Unless any of the events described in paragraph (f) or (g) of §10.1 shall have occurred (in which event the procedures of §2.2(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)                                  Participations of Swing Loans.

(i)                                     If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.2(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.2(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan.  Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(ii)                                  Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(f)                                   Obligation Unconditional.  Each Lender’s obligation to fund a Loan as provided in §2.2(d) or to purchase participation interests pursuant to §2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower or the Guarantors may have against the Swing Loan Lender, the Borrower, the Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, any Guarantor or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, any Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.3                        Rates and Payment of Interest on Loans.

(a)                                 Interest Rates.  The Borrower promises to pay the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender at the following per annum rates:

(i)                                     Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and to but excluding the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(ii)                                  Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof to but excluding the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(iii)                               Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §2.7.

(b)                                 Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the Interest Payment Date with respect thereto, commencing with the first Interest Payment Date occurring after the Closing Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Default Rate shall be payable from time to time on demand.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §10.2, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  The Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

(d)                                 Default Rate.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans plus two percent (2.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable at such time, or if such amount shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§2.4                        Repayment of Principal.

(a)                                 Stated Maturity.  The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)                                 Mandatory Prepayments.  If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (A) the Total Commitment or (B) the Unencumbered Pool Availability minus the outstanding principal amount of the Unsecured Debt, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans as provided in §2.4(d), together with any additional amounts payable pursuant to §2.3(c), except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(c)                                  Optional Prepayments.

(i)                                     The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §2.4(c) is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §2.3(c).

(ii)                                  The Borrower shall give the Agent, no later than 1:00 p.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §2.4(c), in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).  Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

(d)                                 Partial Prepayments.  Each partial prepayment of the Loans under §2.4(c) shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under §2.4(b) and §2.4(c) shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower and then to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

(e)                                  Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under §2.4(b) and §2.4(c) prior to the Maturity Date may be reborrowed as provided in Article II.

§2.5                        Facility Unused Fee.  The Borrower agrees to pay to the Agent for the account of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum of 0.25% on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date.  The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Commitment.  The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.10, with a final payment on the Maturity Date.

§2.6                        Other Fees.  The Borrower agrees to pay to KeyBank, Syndication Agent, Agent and Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the Agreement Regarding Fees.  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§2.7                        Conversion Options.

(a)                                 Conversion of Loans.  The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than fifteen (15) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)                                 Continuation.  Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §2.7; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)                                  Automatic Conversion of LIBOR Rate Loans.  In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.

§2.8                        Increase in Total Commitment.

(a)                                 Borrower’s Option to Increase Total Commitment.  Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.8, the Borrower shall have the option at any time and from time to time prior to the Maturity Date to request an increase in the Total Commitment to not more than $500,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof.  Upon receipt of any Increase Notice, the Agent shall consult with the Arrangers and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in addition to the fees to be paid pursuant to the Agreement Regarding Fees.  If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arrangers, shall determine in their sole discretion.  If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arrangers, and the Borrower) to become a Lender and provide an additional Commitment.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment.

(b)                                 Allocation Among Lenders.  On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans.  The participation interests of the Lenders in Swing Loans and Letters of Credit and shall be similarly adjusted.  On any Commitment Increase Date, those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c)                                  Issuance of New Notes.  Upon the effective date of each increase in the Total Commitment pursuant to this §2.8, (i) the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment, and (ii) the Swing Loan Commitment shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Commitment and (B) the Commitment of the Swing Loan Lender, and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of Swing Loan Note shall equal the Swing Loan Commitment.  The Agent shall deliver such replacement Revolving Credit Note and/or Swing Loan Note, as applicable, to the respective Lenders in exchange for the Revolving Credit Notes and/or Swing Loan Note replaced thereby which shall be surrendered by such Lenders.  Such new Revolving Credit Notes and/or Swing Loan Note, as applicable, shall provide that they are replacements for the surrendered Revolving Credit Notes and/or Swing Loan Note, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes and/or Swing Loan Note, as applicable.  In connection with the issuance of any new Revolving Credit Notes and/or Swing Loan Note, as applicable, pursuant to this §2.8(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and/or Swing Loan Note, as applicable, and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the closing of this Agreement. The surrendered Revolving Credit Notes and/or Swing Loan Note, as applicable, shall be canceled and returned to the Borrower.

(d)                                 Conditions Precedent to Increase Total Commitments.  Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.8 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)                                     Payment of Activation Fee.  The Borrower shall pay (A) to the Agent and the Arrangers those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)                                  No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)                               Representations True.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)                              Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase; and

(v)                                 Other.  The Borrower and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.9                        Extension of Maturity Date.  The Borrower shall have the one-time right and option to extend the Maturity Date to September 19, 2018, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a)                                 Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension).  Any such Extension Request shall be irrevocable and binding on the Borrower.

(b)                                 Payment of Extension Fee.  The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty (20) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)                                  No Default.  On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)                                 Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension).

§2.10                 Voluntary Reductions and Termination of the Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Commitment at any time existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §2.3(c); provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced.  Promptly after receiving any notice from the Borrower delivered pursuant to this §2.10, the Agent will notify the Lenders of the substance thereof.  Any reduction of the Commitments shall also result in an automatic reduction in the maximum amount of the Letter of Credit Commitment and the Swing Loan Commitment by an amount equal to ten percent (10%) of the applicable reduction of the Total Commitment (rounded to the next lowest integral multiple of $100,000.00).  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.5 then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

ARTICLE III
LETTER OF CREDIT SUBFACILITY

§3.1                        Issuing Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit C hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (A) the Total Commitment and (B) the Unencumbered Pool Availability minus the outstanding principal amount of the Unsecured Debt, nor shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans, Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) and the Unsecured Debt cause a violation of the covenant set forth in §8.1(a), (iv) the conditions set forth in §§9.1 and 9.2 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Notwithstanding anything to the contrary contained in this Article III, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §5.7(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in §§9.1 and 9.2 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Maturity Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Maturity Date so long as the Borrower delivers to the Issuing Lender no later than 30 days prior to the Maturity Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the stated amount of such Letter of Credit.  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

§3.2                        Requests of Issuance of Letters of Credit.  Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer or chief accounting officer of the Borrower that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

§3.3                        Issuance and Terms of Letters of Credit.  The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §3.2.  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

§3.4                        Lenders’ Participation in Letters of Credit.  Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit.  No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

§3.5                        Letter of Credit Fees.  Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

§3.6                        Reimbursement Obligations.  In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate

Loan under this Agreement) and the Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded (either pursuant to this Section or pursuant to §3.7), such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §3.6 until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the provisions of §5.7 shall govern the priority of payments to such Lender.  The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §3.6.

§3.7                        Payment Obligation of Lenders.  If after the issuance of a Letter of Credit pursuant to §3.3 by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §3.6 was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit.  Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

§3.8                        Sharing of Payments.  Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

§3.9                        Amendments, Etc.  The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

§3.10                 Issuing Lender’s Duties Regarding Letters of Credit.  The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

ARTICLE IV
CHANGE IN CIRCUMSTANCES; YIELD PROTECTION

§4.1                        Change in Capital Adequacy Regulations.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  For purposes of §4.1 and §4.2, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.2                        Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                 subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)                                 materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)                                  impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)                                  to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or Letters of Credit, or

(iii)                               to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent accompanied by reasonable evidence of the occurrence of the applicable event described in clauses (i), (ii) or (iii) above at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.3                        Lender’s Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.4                        Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.5                        Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.6                        Certain Provisions Relating to Increased Costs; Affected Lenders.  If a Lender gives notice of the existence of the circumstances set forth in §4.2 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §5.1(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.1 or §4.2, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.2 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §5.1(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.1 or §4.2 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment (provided further that Borrower shall not have the rights set forth in this §4.6 as to Affected Lenders if the Affected Lenders constitute Majority Lenders).  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall at Borrower’s sole cost and expense endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall at the sole cost and expense of Borrower promptly execute all documents reasonably requested to surrender and transfer such interest in accordance with §13.1.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees (some of which may be paid by the Borrower, as determined by the Borrower and the replacement Lender).

§4.7                        Certificate.  A certificate setting forth any amounts payable pursuant to §2.3(c), §2.4(d), §4.1, §4.2 or §4.5 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Borrower upon their written request.

ARTICLE V
PAYMENTS AND CERTAIN OTHER GENERAL PROVISIONS

§5.1                        Payments by Borrower.

(a)                                 General.  All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)                                 No Offset.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender and any Excluded FATCA Tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender and Issuing Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Code.  If any Governmental Authority asserts that the Agent or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent and/or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or by the Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) under this section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and Borrower (as to Borrower, with respect to Excluded FATCA Taxes only).  The obligation of the Lenders under this section shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Agent.  Without limitation of §5.1(b), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

§5.2                        Taxes; Foreign Lenders.  Each Lender organized under the laws of a jurisdiction outside the United States (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and Agent with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of  (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §5.1(b).  In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §5.1(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

§5.3                        Obligations Absolute and Unconditional.  The obligations of the Borrower to the Lenders (including the Swing Loan Lender) under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§5.4                        Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§5.5                        Usury; Limitations on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§5.6                        Unsecured Obligations.  The Lenders have agreed to make the Loans to the Borrower and issue the Letters of Credit for the account of Borrower on an unsecured basis.  Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.7                        Defaulting Lenders.

(a)                                 General.  If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, Majority Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §5.7(d).

(b)                                 Right of Non-Defaulting Lenders to Acquire Interest.  Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Majority Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §13.1 for the purchase price provided for below.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §13.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §5.7(d).

(c)                                  Reallocation.  During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Swing Loans pursuant to §2.2(e) or in Letters of Credit pursuant to §3.7 shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §9.1 and §9.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans or Letters of Credit shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Swing Loans and Letter of Credit Liabilities.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)                                 Application of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to Article XI), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender with respect to Letter of Credit Liabilities and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Swing Loan Lender and the Issuing Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Swing Loan Lender and the Issuing Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the

Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Swing Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Swing Loans or Letters of Credit were made at a time when the conditions set forth in §9.1 and §9.2, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Swing Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Swing Loans or Letters of Credit are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §5.7(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Swing Loans or Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §5.7(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)                                  Cash Collateral.  Within five (5) Business Days of demand by the Swing Loan Lender or Issuing Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Swing Loan Lender and Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Swing Loan Lender and Issuing Lender (after giving effect to §2.2(a), §3.1 and §5.7(c)) on terms satisfactory to the Swing Loan Lender and Issuing Lender in their good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Swing Loan Lender and Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Swing Loans and Letter of Credit Liabilities.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Swing Loan Lender and Issuing Lender, as applicable, immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Swing Loan or a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)                                   Payment of Unused Fee.  Each Lender that is a Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.5 for any period during which that Lender is a Defaulting Lender.

(g)                                  Payment of Letter of Credit Fee.  Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §3.5 for any period during which that Lender is a Defaulting Lender.

(h)                                 Payment of Fees to Non-Defaulting Lenders.  With respect to any facility unused fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to subparagraph (f) or (g) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a

Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Loans or Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to §5.7(c), (y) pay to the Swing Loan Lender and Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Loan Lender’s or Issuing Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(i)                                     Termination of Defaulting Lender Status.  If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §5.7(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§5.8                        Collateral Account.

(a)                                 Pledge.  As collateral security for the prompt payment in full when due of all Swing Loans, Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Swing Loans or Letter of Credit Liabilities until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.

(b)                                 Control of Collateral Account.  Amounts on deposit in the Collateral Account shall not be invested.  All such amounts shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)                                  Application.  If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.2 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.  If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)                                 Liquidation.  If an Event of Default exists, the Majority Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with §10.3.

(e)                                  Excess Balance.  So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Swing Loans and Letter of Credit Liabilities then due and owing and the pro rata share of any Swing Loans and Letter of Credit Liabilities of any Defaulting Lender after giving effect to §5.7(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Swing Loans and Letter of Credit Liabilities at such time.

(f)                                   Payments of Fees.  The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.  The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

§5.9                        Appraisals.

(a)                                 Obtaining of Appraisals.  The Agent (or another Lender designated by Agent) may obtain new Appraisals or an update to existing Appraisals with respect to the Unencumbered Pool Properties, or any of them, for which an Appraisal has been delivered or is required to be delivered pursuant to §7.20(a)(xxiii) of this Agreement as the Agent shall determine (i) at any time following a Default or Event of Default, or (ii) if the Agent reasonably believes that there has been a material adverse change or deterioration with respect to any Unencumbered Pool Property; provided that Agent shall give Borrower fifteen (15) days prior notice of its intent to obtain Appraisals pursuant to §5.9(a)(ii) with respect to any Unencumbered Pool Property, and Agent shall not order, or request that another Lender order, such Appraisals if Borrower shall remove such Unencumbered Pool Properties from the calculation of Unencumbered Pool Availability prior to the expiration of such 15-day period.  In addition, Borrower shall at all times have Appraisals of not less than seventy percent (70%) by value of the Real Estate included in the calculation of Consolidated Total Adjusted Asset Value.  The Agent may obtain new Appraisals or updates to existing Appraisals with respect to any of such

Real Estate included in the calculation of Consolidated Total Adjusted Asset Value if the Agent reasonably believes that a Material Adverse Effect has occurred.  The expense of such Appraisals and/or updates performed pursuant to this §5.9(a) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of an Unencumbered Pool Property or other Real Estate obtained pursuant to this §5.9(a) more often than once in any period of twelve (12) months.

(b)                                 No Representation Regarding Appraisals.  The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement and ordered by Agent pursuant to §5.9(a).  The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.10                 Additional Subsidiary Guarantors.  In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of the Borrower that is not subject to an Intercompany Loan be included as an Unencumbered Pool Property, or that a Qualifying Note Receivable or Hybrid Lease owned by a Wholly Owned Subsidiary of the Borrower be included as an Unencumbered Pool Asset, or that Real Estate that is subject to an Intercompany Loan which loan is owned by a Wholly Owned Subsidiary of Borrower be included as an Unencumbered Pool Property, the Borrower shall as a condition thereto, in addition to the requirements of §7.20, cause each such Wholly Owned Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder.  Each such Subsidiary that becomes a Subsidiary Guarantor shall not be restricted by its respective organizational documents and applicable law from serving as a Guarantor hereunder.  The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary that is an Unencumbered Pool Asset Owner or owner of an Intercompany Loan.  In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.11                 Release of a Subsidiary Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as:  (a) no Default or Event of Default shall then be in existence or would occur as a result of such release or the removal of the Real Estate referred to in clause (c) below; (b) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; and (c) any and all Unencumbered Pool Assets owned or leased by such Subsidiary Guarantor or Unencumbered Pool Properties subject to an Intercompany Loan held by such Subsidiary Guarantor shall be removed from the Unencumbered Pool Assets in accordance with §7.20.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Upon the request of Borrower, Agent shall reasonably cooperate with Borrower to confirm to Borrower in writing as to whether such Subsidiary Guarantor has been fully released from its Guaranty, has no further liability with respect thereto and is no longer a party to the Guaranty.  Notwithstanding the foregoing, the foregoing provisions shall not apply to SCA, which may only be released upon the written approval of Agent and all of the Lenders or the termination of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

§6.1                        Corporate Authority, Etc.

(a)                                 Incorporation; Good Standing.  Borrower is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is validly existing and in good standing under the laws of Maryland.  Borrower conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder.  The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of the Guarantors and the other Subsidiaries of the Borrower (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where an Unencumbered Pool Property owned or leased by it is located, and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)                                  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, any Guarantor or any Subsidiary of Borrower is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan

Documents, and (vi) do not, as of the date of execution and delivery thereof, require the approval or consent of any Person other than those already obtained and delivered to Agent.

§6.2                        Enforceability.  This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and the Guarantors, and this Agreement and the other Loan Documents to which the Borrower, any Guarantor or any Subsidiary of Borrower is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.3                        Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, any Guarantor or any Subsidiary of Borrower is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained.

§6.4                        Title to Properties.  Except as indicated on Schedule 6.4 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Borrower as of June 30, 2014 or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no rights of others, including any mortgages, leases pursuant to which the Borrower or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.5                        Financial Statements.  The Borrower has furnished to Agent:  (a) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013, and the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of June 30, 2014 and the related consolidated statement of income and cash flow for the period ended June 30, 2014, each certified by the chief financial officer or chief accounting officer of Borrower, (b) an unaudited statement of EBITDA and Operating Cash Flow for the period ended June 30, 2014 reasonably satisfactory in form to the Agent and certified by the chief financial officer or chief accounting officer of Borrower as fairly presenting the EBITDA and Operating Cash Flow for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, the Unencumbered Pool Assets and the Intercompany Loans.  The balance sheet and statements referred to in clause (a) have been prepared in accordance with generally accepted accounting principles (except as to the absence of footnotes in quarterly statements), the statements of EBITDA and Operating Cash Flow have been calculated in accordance with the definitions thereof, and such financial statements fairly present the consolidated financial condition of Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of Borrower and its Subsidiaries for such periods.  There are no liabilities, contingent or otherwise, of Borrower or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.6                        No Material Changes.  Since June 30, 2014 or the date of the most recent financial statements delivered pursuant to §7.1(a), as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Borrower as of June 30, 2014, or its consolidated statement of income or cash flows for the six months then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.6 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of the Borrower, its Subsidiaries or any of the Unencumbered Pool Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.5 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of Borrower, its Subsidiaries, considered as a whole, or of any of the Unencumbered Pool Assets.

§6.7                        Franchises, Patents, Copyrights, Etc.  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.8                        Litigation.  Except as stated on Schedule 6.8, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.8, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor any of their respective Subsidiaries or any Unencumbered Pool Assets or Intercompany Loans, individually or in the aggregate, in excess of $5,000,000.00, or against or affecting the Unencumbered Pool Property.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

§6.9                        No Material Adverse Contracts, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.10                 Compliance with Other Instruments, Laws, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.11                 Tax Status.  Each of the Borrower, the Guarantors and their respective  Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except for such taxes as are being contested in accordance with the terms of §7.8, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as set forth on Schedule 6.11(a), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim.  Except as set forth on Schedule 6.11(a), there are no audits pending or to the knowledge of the Borrower or the Guarantors threatened with respect to any tax returns filed by the Borrower, any Guarantor or any of their respective Subsidiaries.  The taxpayer identification numbers for Borrower and the Guarantors (as of the date of this Agreement) are set forth on Schedule 6.11(b) hereto.

§6.12                 No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.13                 Investment Company Act.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.14                 Ownership of Guarantors.  Each Guarantor is a Wholly Owned Subsidiary of Borrower, and Borrower controls all decisions of each Guarantor.

§6.15                 Certain Transactions.  Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, the Guarantors or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, any Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arm’s-length transaction.

§6.16                 Employee Benefit Plans.  The Borrower, the Guarantors and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, the Guarantors nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA.  None of the assets of the Borrower or any of its Subsidiaries, including, without limitation, any Unencumbered Pool Asset or any Intercompany Loan, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17                 Disclosure.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and the Borrower has not failed to disclose such information as is necessary to make such representations and warranties not misleading.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  The written information, reports and other papers and data with respect to the Borrower, the Guarantors, any Subsidiary, the Unencumbered Pool Assets, the Intercompany Loans and the Unencumbered Pool Documents (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and Guarantors’ counsel (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18                 Regulations T, U and X.  No portion of any Loan or Letter of Credit is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  None of the Borrower nor the Guarantors is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19                 Subsidiaries; Organizational Structure.  Schedule 6.19(a) sets forth, as of the date hereof, all of the Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and Borrower’s direct and indirect ownership interests therein.  Schedule 6.19(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.19(a) and 6.19(b) except as set forth on such Schedules.

§6.20                 Brokers.  Neither the Borrower, any Guarantor nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.21                 Other Debt.  As of the date of this Agreement, (a) neither the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated nor has Borrower, any Guarantor or any of their respective Subsidiaries been asked to repurchase any assets.  Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or a Guarantor.  Schedule 6.21 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or any of their respective Subsidiaries or their respective properties and entered into by the Borrower, the Guarantors and/or such Subsidiary as of the date of this Agreement with respect to any Indebtedness of the Borrower, the Guarantors or any Subsidiary in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.22                 Solvency.  As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower, any Guarantor nor any of their respective Subsidiaries is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower, each Guarantor, and each such Subsidiary is able to pay its debts as they become due, and the Borrower, each Guarantor, and each such Subsidiary has sufficient capital to carry on its business.

§6.23                 No Bankruptcy Filing.  Neither the Borrower, any Guarantor nor any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the

Borrower and the Guarantors have no knowledge of any Person contemplating the filing of any such petition against it.

§6.24                 No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, the Guarantors or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.25                 OFAC; Anti-Corruption.  Neither the Borrower nor any Guarantor (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and all other Sanctions Laws and Regulations), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”).  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.  Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.26                 Origination and Acquisition of Unencumbered Pool Assets and Intercompany Loans.  The Unencumbered Pool Assets and Intercompany Loans were originated or purchased, as applicable, by Borrower or one of its Subsidiaries, as applicable, and the origination, acquisition and collection practices used by Borrower and its Subsidiaries, as applicable, with respect to the Unencumbered Pool Assets and Intercompany Loans have been, in all material respects, legal, proper, prudent and customary in the franchise or commercial, as applicable, mortgage loan and real estate investment origination business.  The servicing of each of the Unencumbered Pool Assets and Intercompany Loans has been, in all material respects, legal, proper, prudent and customary in the commercial mortgage loan and real estate investment, as applicable, servicing business.

§6.27                 Corporate Separateness.  The capital of the Borrower and the Guarantors is adequate for the respective business and undertakings of Borrower and Guarantors.  Other than as provided in this Agreement, neither the Borrower nor any Guarantor is engaged in any business transactions with any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.  The funds and assets of Borrower and Guarantors are not, and will not be, commingled with the funds of any other Person (except that funds and assets of Guarantors may be commingled with those of Borrower).

§6.28                 No Liens.  Each Unencumbered Pool Asset Owner is and will be the lawful sole owner and beneficiary of its Unencumbered Pool Asset and the related Unencumbered Pool Documents, if applicable, which are consistent with the requirements of §7.20 free, clear and discharged of and from all Liens.  The Unencumbered Pool Documents have been delivered to and are being held by the Borrower or a Guarantor or a custodian acting on their behalf.  The applicable Guarantor is and will be the lawful sole owner of the Unencumbered Pool Properties that are not subject to Intercompany Loans or Hybrid Leases free, clear and discharged of and from all Liens except as permitted by §7.20(a)(ii).

§6.29                 Unencumbered Pool Assets and Intercompany Loans.

(a)                                 The Unencumbered Pool Documents are in the form approved by Agent and there have been no amendments, modifications or waivers to such documents except as permitted under §8.14.  Borrower and the applicable Guarantor have performed all of their respective obligations under the Unencumbered Pool Documents and no default, event of default, or event which with the passage of time or the giving of notice or both would constitute a default exists under any of the Unencumbered Pool Documents.

(b)                                 Borrower hereby makes each and every representation and warranty in Schedules 6.29, 6.30, 6.31 and 6.32 attached hereto.

§6.30                 REIT Status.  The Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Code to allow the Borrower to maintain status as a REIT.

§6.31                 Unencumbered Pool Assets.  The Unencumbered Pool Asset Schedule is a correct and complete list of all Unencumbered Pool Assets.  Each of the Unencumbered Pool Assets, Intercompany Loans and Unencumbered Pool Documents included by the Borrower in the calculation of the compliance of the covenants set forth in §8.1(a), satisfies all of the requirements contained in this Agreement for the same to be included therein.

§6.32                 Contribution Agreement.  The Contribution Agreement constitutes the valid and legally binding obligations of the parties thereto enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.33                 Transaction in Best Interests of Borrower and Guarantors; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and each of the Guarantors and, to Borrower’s and Guarantors’ belief, the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute at least “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the

Borrower, the Guarantors and their respective Subsidiaries to have available financing to conduct and expand their business.  The Borrower and each of the Guarantors further acknowledge and agree that the Borrower and the Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement for so long as such Guarantor is a party to the Guaranty.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§7.1                        Financial Reporting.  The Borrower shall furnish to the Agent and the Lenders:

(a)                                 (i) within fifteen (15) days of the filing of Borrower’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm, and (ii) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of Borrower and its Subsidiaries;

(b)                                 within fifteen (15) days of the filing of Borrower’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three calendar quarters of each year (except with respect to the quarter covered by the Borrower’s first Form 10-Q filed with the SEC following an IPO Event, in which case not later than the last date on which such Form 10-Q is due under applicable SEC rules and regulations), copies of the unaudited consolidated balance sheet of Borrower and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (provided that such statements need not include footnotes and other presentation items), together with a certification by the chief financial officer or chief accounting officer of Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of Borrower, on its behalf, in the form of Exhibit F hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be)

with the covenants contained in §8.1 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect material changes in GAAP effective since the Balance Sheet Date.  The Compliance Certificate shall be accompanied by copies of the statement of Funds from Operations and Operating Cash Flow for such calendar quarter, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, and a listing of the Appraised Values of not less than seventy percent (70%) by value of the Real Estate included in the calculation of Consolidated Total Adjusted Asset Value, together with a certification by the chief financial officer, chief accounting officer or applicable Executive Vice President of Borrower included within clause (e) of the definition of Change of Control, on its behalf, that the information contained in such statement fairly presents the Funds from Operations and Operating Cash Flow for such periods and such Appraised Values.  In addition, the Compliance Certificate shall be accompanied by the stratification table report prepared by Borrower grouping its properties and loans by geographic region and concept in substantially the form attached hereto as Exhibit H-1;

(d)                                 simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, an Unencumbered Pool Certificate in the form of Exhibit E attached hereto (an “Unencumbered Pool Certificate”) pursuant to which the Borrower shall calculate the amount of the Unencumbered Pool Appraised Value Limit and the Unencumbered Pool Availability as of the end of the immediately preceding calendar quarter;

(e)                                  simultaneously with the delivery of the financial statements referred to in subsection (a) above, the statement of all contingent liabilities involving amounts of $5,000,000.00 or more of the Borrower, the Guarantors and their respective Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(f)                                   simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) the Unencumbered Pool Asset Schedule, which shall show the calculation of the covenant in §7.20(a)(xix), and (ii) the Unit-Level FCCR or Master Lease FCCR of each Unencumbered Pool Property together with a certification by the chief financial officer, the chief accounting officer or the applicable Executive Vice President of the Borrower included within clause (e) of the definition of Change of Control, on its behalf, that the Borrower, subject to §8.1(e)(iv), has received the applicable financial statements from the Tenants sufficient to permit the calculation of Unit-Level FCCR and Master Lease FCCR, as applicable, and that the calculation of the Unit-Level FCCR or Master Lease FCCR of each Unencumbered Pool Property is true and correct based on statements provided by the Tenant of such Unencumbered Pool Property;

(g)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Real Estate owned by the Borrower, the Guarantors and their respective Subsidiaries (or in which the Borrower, the Guarantors or any of their respective Subsidiaries owns an interest) and stating the location (city and state) thereof, and the acquisition cost and the Appraised Value if an Appraisal is available or required under this Agreement;

(h)                                 if a schedule of the information described in this subsection (h) reasonably acceptable to the Agent is not included in the financial statements referred to in subsections (a) and (b) above, then simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries (excluding Indebtedness of the type described in §8.2(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the original lender, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness;

(i)                                     simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, quarterly portfolio performance data with respect to the Unencumbered Pool Assets and associated collateral, including, without limitation, outstanding principal balances, any outstanding delinquencies or defaults, amounts remaining to be funded with respect to Future Advance Properties and the estimated date of the completion, and Prepayments in whole or Prepayments in part;

(j)                                    promptly following Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors;

(k)                                 promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which the Borrower shall file with the SEC, if any;

(l)                                     notice of any audits pending or threatened in writing where the amount involved exceeds $1,000,000 with respect to any tax returns filed by the Borrower or the Guarantors promptly following notice of such audit;

(m)                             promptly upon receipt thereof, copies of any and all notices of default under any loan document securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries secured by a Lien on Real Estate, if such mortgage loan (i) constitutes Recourse Indebtedness, (ii) constitutes Indebtedness and individually or in the aggregate has an outstanding principal balance in excess of $5,000,000.00, or (iii) has been accelerated;

(n)                                 within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion; and

(o)                                 from time to time such other financial data and information in the possession of the Borrower, the Guarantors or any of their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower, any Guarantor or any of their respective Subsidiaries and any settlement discussions relating thereto (to the extent that disclosure of any such letters, litigation or investigation status or settlement discussions would not waive any applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower, any Guarantor or any of their respective Subsidiaries) as the Agent, or a Lender through the Agent, may reasonably request.

The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.”  Any material to be delivered pursuant to this §7.1 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders.  The Borrower and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith.  Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §14.18); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.2                        Other Information.

(a)                                 Defaults.  The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.  If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)                                 Environmental Events.  The Borrower will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) an Unencumbered Pool Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)                                  Notification of Claims Against Unencumbered Pool Assets.  The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any material setoff, claims, withholdings or other defenses to which any of the Unencumbered Pool Assets or Intercompany Loans are subject.

(d)                                 Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(e)                                  ERISA.  The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, any Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f)                                   Defaults; Prepayments; Material Adverse Effects.  Borrower shall give notice to the Agent (i) within ten (10) Business Days of Borrower or any Guarantor becoming aware of (A) any monetary default or delinquency related to any Unencumbered Pool Asset or

Intercompany Loan (including any Tenant or borrower or maker with respect thereto), or (B) the occurrence of any Prepayment, and (ii) within ten (10) Business Days of Borrower becoming aware of any Material Adverse Effect or any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect.

(g)                                  Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.2, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.3                        Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.4                        Maintenance of Office.  The Borrower and the Guarantors will maintain their chief executive office at 8501 E. Princess Drive, Suite 190, Scottsdale, Arizona  85255, or at such other place in the United States of America as the Borrower or the Guarantors shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower and the Guarantors in respect of the Loan Documents may be given or made.

§7.5                        Records and Accounts.  The Borrower and the Guarantors will (a) keep, and cause each of its Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) except as may be required by GAAP or other regulation or regulatory agency, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.5 or §7.1, or (y) change its fiscal year.  Agent and the Lenders acknowledge that Borrower’s fiscal year is a calendar year.

§7.6                        Existence; Maintenance of Properties.

(a)                                 Except as permitted by §8.6(iii), the Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation.  The Borrower and the Guarantors will preserve and keep in full force all of their respective rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business and the failure to have which could reasonably be expected to have a Material Adverse Effect.  Borrower shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status.  Following the IPO Event, Borrower shall at all times cause its common shares to be listed and traded on the New York Stock Exchange or another national exchange reasonably approved by Agent.

(b)                                 The Borrower and the Guarantors (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted), and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except in the case of either (i) and (ii) as they relate to properties that are not Unencumbered Pool Properties, where such failure would not have a Material Adverse Effect.

§7.7                        Insurance.  The Borrower and the Guarantors and their respective Subsidiaries will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the insurance maintained by the Tenant and the type of improvements on the properties, their construction, location, use and occupancy.

§7.8                        Taxes; Liens.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Pool Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Unencumbered Pool Assets or other property of the Borrower and the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower, such Guarantor or applicable Subsidiary shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9                        Inspection of Properties and Books.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (to the extent provided for below) and upon reasonable prior notice, to visit and inspect any of the Unencumbered Pool Properties of the Borrower, the Guarantors or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10                 Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all truth in lending, real estate settlement procedures and Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure so to comply with either clause (i) or (v) would not result in the material non-compliance with the items described in such clauses.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, the Guarantors or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11                 Further Assurances.  The Borrower and the Guarantors will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12                 More Restrictive Agreements.  Should the Borrower, any Guarantor or any of their respective Subsidiaries after the date hereof enter into or modify any agreements or documents pertaining to any existing or future Indebtedness or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in Article VIII of this Agreement, the Borrower shall promptly notify the Agent and, if requested by the Majority Lenders, the Borrower, the Guarantors, the Agent and the Majority Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions (for only such time as such Indebtedness or Equity Offering restrictions remain in place) as determined by the Majority Lenders in their sole discretion.  The Borrower agrees to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future

Indebtedness or Equity Offering of the Borrower, any Guarantors or any of their respective Subsidiaries as the Agent from time to time may request.

§7.13                 Business Operations.  The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  The Borrower and the Guarantors will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than financing, acquiring, leasing, selling, servicing or exchanging interests in commercial real estate or interests in entities that own or operate commercial real estate.

§7.14                 Distributions of Income to Borrower.  The Borrower shall cause all of its Subsidiaries (subject to applicable law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of Borrower entered into in the ordinary course of business) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.  Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Borrower or to otherwise transfer any property to the Borrower, provided, however, that this sentence shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Secured Debt permitted under §8.2(g) or (h) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (b) limitations on dividends and distributions of the Borrower contained in any agreement evidencing Unsecured Debt of the Borrower permitted under this Agreement so long as such limitations are no more restrictive than those contained in §8.8 of this Agreement.

§7.15                 Plan Assets.  The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its assets will be deemed to be Plan Assets at any time.

§7.16                 Servicing.  Borrower shall service and collect, or shall cause the Unencumbered Pool Assets and the Intercompany Loans, to be serviced and collected, in all material respects in a legal, proper, prudent and customary manner.  Neither Agent nor any Lender shall be responsible for the servicing, administration, enforcement or collection of any Unencumbered Pool Asset or Intercompany Loan.

§7.17                 Maintenance of Property; Insurance.  Borrower shall keep or cause the related operator of the Unencumbered Pool Properties to keep the related Unencumbered Pool Property in good working order and condition.  Borrower shall maintain or cause the related mortgagor under an Unencumbered Pool Asset or Intercompany Loan or Tenant under a Lease as operator of the Unencumbered Pool Property to maintain the insurance in form and amount as required under the related Unencumbered Pool Documents or other documents evidencing or securing such Unencumbered Pool Asset, Intercompany Loan or Lease of such Unencumbered Pool Property and shall not reduce such coverage without the written consent of Agent, and shall also maintain or cause the Tenant under the terms of the Lease to maintain such insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

§7.18                 Breach of Representations and Warranties.  Upon discovery by Borrower of any breach of any representation or warranty listed in Article VI (including those set forth in Schedules 6.29, 6.30, 6.31 or 6.32), the Borrower shall promptly give notice of such discovery to the Agent.

§7.19                 Use of Proceeds.  The Borrower will use the proceeds of the Loans and the Letters of Credit solely (a) for the payment of closing costs in connection with this Agreement, (b) to finance capital expenditures and the repayment of Debt of the Borrower and its Subsidiaries, and (c) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries.

§7.20                 Unencumbered Pool Asset Eligibility.

(a)                                 Borrower shall cause the Real Estate and related Hybrid Leases and Qualifying Note Receivables, as applicable, included in the Unencumbered Pool Assets and the calculation of the Unencumbered Pool Availability and included as Unencumbered Pool Assets, and any related Intercompany Loans, to at all times satisfy all of the following conditions:

(i)                                     the Unencumbered Pool Property shall be:

(A)                               located within the 50 States of the United States or the District of Columbia, and improved by a completed and operating commercial income-producing property 100% leased to a single Tenant pursuant to a Triple Net Lease or a Double Net Lease (provided that a separate lease at such Real Estate for ancillary space such as a billboard or cellphone tower shall not cause such Real Estate to not be considered 100% leased to a single Tenant, provided further that any revenue from such ancillary lease shall not be included in Net Operating Income);

(B)                               owned one hundred percent (100%) in fee simple or leased under a Ground Lease by an Unencumbered Pool Asset Owner that is either (1) the borrower under a Qualifying Note Receivable, and such borrower’s Real Estate is security for a Qualifying Note Receivable pursuant to the applicable Unencumbered Pool Documents, (2) a Hybrid Lease Fee Owner and the Tenant which is the owner of the related Improvements and such Persons’ Real Estate (unless the Hybrid Lease Fee Owner is a Guarantor) and Improvements are security for a Hybrid Lease pursuant to the applicable Unencumbered Pool Documents, (3) a Wholly

Owned Subsidiary of the Borrower which is structured as a single purpose, bankruptcy remote entity and such Person’s Real Estate is security for an Intercompany Loan pursuant to the applicable Unencumbered Pool Documents, or (4) a Guarantor if such Unencumbered Pool Property is not subject to an Intercompany Loan, a Qualifying Note Receivable or a Hybrid Lease; and

(C)                               the Borrower shall own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of each Unencumbered Pool Asset Owner and shall control all decisions of such Persons (other than (1) the Tenant that owns the Improvements under a Hybrid Mortgage and (2) a borrower under a Qualifying Note Receivable);

(ii)                                  such Unencumbered Pool Property shall be free and clear of all Liens other than the Liens permitted in §§8.3(i)(A) and (iv) and the applicable Intercompany Loan, Qualifying Note Receivable or Hybrid Lease, if any, and such Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents of the owner thereof);

(iii)                               none of the Unencumbered Pool Property shall have any material environmental, structural, title or other defects, and not be subject to any condemnation proceeding, that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(iv)                              except pursuant to or with respect to a Future Advance Property permitted by this Agreement, such Unencumbered Pool Property is not subject to any ground-up construction or Material Renovation; provided that Real Estate that is undergoing capital improvements by the Tenant which is not being financed through a loan that is an Unencumbered Pool Asset or Intercompany Loan (or otherwise directly or indirectly by Borrower or a Guarantor) which does not constitute ground-up construction or a Material Renovation and to which the Tenant assumes the role of primary builder and is liable for the cost thereof (including any cost overruns) shall be permitted;

(v)                                 each of the representations and warranties with respect to such Unencumbered Pool Asset and Intercompany Loan (including without limitation those set forth in Schedules 6.29, 6.30, 6.31 and 6.32) shall be true and correct;

(vi)                              no interest in any Unencumbered Pool Document shall have been pledged or assigned to any Person;

(vii)                           the Unencumbered Pool Documents shall be owned one hundred percent (100%) by the Borrower or a Guarantor free and clear of all participation interests, Liens or other interests, shall be held by the Borrower or Guarantor or a custodian acting solely on their behalf, as applicable, with respect to such Unencumbered Pool Documents and the Borrower or Guarantor shall be the sole beneficiary under the Unencumbered Pool Documents for such Unencumbered Pool Asset or Intercompany Loan;

(viii)                        the Unencumbered Pool Documents for Intercompany Loans shall be Qualifying Intercompany Loan Documents, and for Qualifying Note Receivables and Hybrid Leases shall be in form and substance satisfactory to Agent, and none of such documents shall secure any note or other indebtedness that is not included in the Unencumbered Pool Assets or that is not pursuant to an Intercompany Loan that is only secured by Unencumbered Pool Properties.  All advances under any master loan agreement included in the Unencumbered Pool Assets or that is pursuant to an Intercompany Loan that is secured by Unencumbered Pool Properties shall be made pursuant to the related master note (which is included in the Unencumbered Pool Assets or is such Intercompany Loan) and not pursuant to any other supplemental or separate note;

(ix)                              the Unencumbered Pool Asset and Intercompany Loan, as applicable, shall not be a Defaulted Loan or a Delinquent Loan;

(x)                                 the original principal balance of an Intercompany Loan and Hybrid Lease shall be for 100% of the Appraised Value of the underlying Real Estate, or if there is no Appraisal of such Real Estate, 100% of the undepreciated book value (or contract price if the book value is not yet available) of the applicable Real Estate (or if such Real Estate is owned by SIC, at least fifty percent (50%) of the Appraised Value of the underlying Real Estate (or if there is no Appraisal of such Real Estate, at least fifty percent (50%) of the undepreciated book value (or contract price if the book value is not yet available) of the applicable Real Estate)), and there shall have been no Prepayment in whole or in part of the related Intercompany Loan or Hybrid Lease;

(xi)                              the Unencumbered Pool Asset Owner that is a Subsidiary of Borrower shall have no Indebtedness other than the applicable Intercompany Loan, Qualifying Note Receivable or Hybrid Lease, other Indebtedness applicable to the Real Estate and permitted under §8.2(b), (c), or (e), and Indebtedness under the Intercompany Revolver provided that such Unencumbered Pool Asset Owner which is the borrower under the Intercompany Revolver is also a borrower under an Intercompany Loan and is not a Guarantor, and the aggregate Indebtedness under the Intercompany Loan and Intercompany Revolver does not exceed the acquisition cost and expenses of the Real Estate owned by such Unencumbered Pool Asset Owner;

(xii)                           if an Unencumbered Pool Asset or Intercompany Loan is owned or leased by a Guarantor, (A) the only assets of such Guarantor (other than SCA) shall be Unencumbered Pool Assets included in the calculation of the Unencumbered Pool Availability or such Intercompany Loan, and (B) the Borrower shall own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of such Guarantor and shall control, directly or indirectly, all decisions of such Guarantor;

(xiii)                        with respect to any Unencumbered Pool Property owned or leased by a Guarantor, no Person other than the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in such Guarantor, and no direct or indirect ownership or other interests or rights in any such Guarantor shall be subject to any Lien;

(xiv)                       with respect to any Unencumbered Pool Property owned or leased by a Guarantor, such Guarantor shall have no Indebtedness other than Indebtedness pursuant to the Loan Documents and other Indebtedness specifically permitted by §8.2;

(xv)                          the Unencumbered Pool Asset, Intercompany Loan and Unencumbered Pool Documents shall satisfy each other condition in this Agreement and the other Loan Documents applicable thereto;

(xvi)                       the Unencumbered Pool Availability attributable to Unencumbered Pool Properties subject to Qualifying Note Receivables shall not exceed an amount equal to ten percent (10%) of the Total Commitment (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xvi) shall not result in any Unencumbered Pool Properties subject to Qualifying Note Receivables not being included in the calculation of Unencumbered Pool Availability, but any such Unencumbered Pool Availability in excess of such limitation shall be excluded for purposes of calculating Unencumbered Pool Availability;

(xvii)                    such Unencumbered Pool Asset, has not been removed from the calculation of the Unencumbered Pool Availability pursuant to §7.20(b), (c) or (d); and

(xviii)                 the aggregate amount to be funded under or with respect to the Future Advance Properties included in the Unencumbered Pool Assets (A) in which the applicable tenant continues normal business operations and which does not involve ground-up construction shall not at any time exceed an amount equal to twenty percent (20%) of the Total Commitment, and (B) attributable to Unencumbered Pool Properties which involve ground-up construction at the Unencumbered Pool Property and the Tenant is not operating its business from such Unencumbered Pool Property but is still paying rent shall not exceed an amount equal to ten percent (10%) of the Total Commitment; provided, however, that the aggregate amount to be funded under clauses (A) and (B) above shall in no event in the aggregate exceed an amount equal to twenty percent (20%) of the Total Commitment;

(xix)                       the Unencumbered Pool Availability attributable to any Unencumbered Pool Assets occupied by any single tenant or any group of Affiliates thereof shall not exceed an amount equal to twenty percent (20%) of the Total Commitment (the “Single Tenant Limitation”); provided that a single tenant may exceed the Single Tenant Limitation one time for a period not exceeding two (2) consecutive calendar quarters; provided further that a failure to satisfy the requirements of this clause (xv) shall not result in any Unencumbered Pool Asset not being included in the calculation of Unencumbered Pool Availability, but any value or income or other payments accounting for more than the applicable Single Tenant Limitation shall be excluded for purposes of calculating Unencumbered Pool Availability, and the Appraised Value and book value of the related Unencumbered Pool Asset and the Operating Cash Flow corresponding thereto shall be similarly excluded;

(xx)                          the Unencumbered Pool Availability attributable to the Real Estate associated with any Unencumbered Pool Assets located in any single State of the United States or the District of Columbia shall not exceed an amount equal to thirty percent (30%) of the Total Commitment (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xvi) shall not result in any Unencumbered Pool Asset not being included in the calculation of

Unencumbered Pool Availability, but any such Unencumbered Pool Availability in excess of such limitation shall be excluded for purposes of calculating Unencumbered Pool Availability, and the book value and Appraised Value of such Real Estate and the Operating Cash Flow corresponding thereto shall be similarly excluded);

(xxi)                       there shall be at all times at least twenty-five (25) Unencumbered Pool Properties included in the calculation of the Unencumbered Pool Availability, and all the Unencumbered Pool Properties taken collectively will at all times have an aggregate Appraised Value or undepreciated book value (minus any writedowns or impairments), whichever is lower (provided that if no Appraisal is required under this Agreement with respect to such Unencumbered Pool Property, the book value shall be used), of not less than $150,000,000.00;

(xxii)                    the Unencumbered Pool Availability attributable to Unencumbered Pool Properties which have Tenants of the applicable real estate whose business is classified within the same NAICS Industry Group shall not exceed an amount equal to thirty percent (30%) of the Total Commitment; provided that the foregoing limit shall not apply to Tenants whose business is classified in NAICS Industry Group 7225 (Restaurants and Other Eating Places) (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xxii) shall not result in any Unencumbered Pool Asset not being included in the calculation of Unencumbered Pool Availability, but any such Unencumbered Pool Availability in excess of such limitation shall be excluded for purposes of calculating Unencumbered Pool Availability, and the book value and Appraised Value of the Unencumbered Pool Property and the Operating Cash Flow corresponding thereto shall be similarly excluded);

(xxiii)                 Agent shall have received Appraisals of the Unencumbered Pool Properties contributing not less than seventy percent (70%) of the Unencumbered Pool Availability;

(xxiv)                the Unencumbered Pool Availability attributable to Unencumbered Pool Assets owned by SIC that are subject to an Intercompany Loan or Hybrid Lease shall not exceed an amount equal to twenty (20%) of the Total Commitment (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (xxiv) shall not result in any Unencumbered Pool Asset not being included in the calculation of Unencumbered Pool Availability, but any such Unencumbered Pool Availability in excess of such limit shall be excluded for purposes of calculating Unencumbered Pool Availability, and the book value and Appraised Value of such Real Estate and the Operating Cash Flow corresponding thereto shall be similarly excluded); and

(xxv)                   The Borrower shall have delivered to the Agent an Unencumbered Pool Asset Schedule including the Unencumbered Pool Asset in the calculation of Unencumbered Pool Availability and the following conditions precedent shall be satisfied:

(A)                               prior to or contemporaneously with such addition, Borrower shall have submitted to Agent an Unencumbered Pool Certificate, both adjusted to give effect to such addition (but as to the Compliance Certificate, with only the covenants in §8.1(a) and §8.1(e) prepared on a pro forma basis), shall certify that the Unencumbered  Pool Asset satisfies all conditions and requirements of this Agreement to be included in the calculation of

Unencumbered Pool Availability, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist (including, without limitation, with respect to the covenants in this §7.20 and in §8.1);

(B)                               the Borrower and Guarantors, as applicable, shall have executed and delivered to the Agent all Unencumbered Pool Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(C)                               after giving effect to the inclusion of such Unencumbered Pool Asset, each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of such Unencumbered Pool Asset in the Unencumbered Pool Assets, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §7.20, §8.1(a) or §8.1(e)), and the Agent shall have received a certificate of the Borrower to such effect; and

(D)                               with respect to Real Estate subject to a Qualifying Note Receivable, the Agent shall have approved such Qualifying Note Receivable for inclusion in the calculation of Unencumbered Pool Availability.  The Agent may condition such approval on the execution and delivery by Borrower of such supplemental representations, warranties and covenants relating to such Qualifying Note Receivable as may be required by the Agent.

(b)                                 In the event that all or any material portion of any Unencumbered Pool Property included in the calculation of the Unencumbered Pool Availability and not covered by adequate insurance shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation or Agent shall approve a new value for such Real Estate to be used in the calculation of Unencumbered Pool Availability.

(c)                                  Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Pool Availability, such asset shall no longer be included in the calculation of the Unencumbered Pool Availability.  Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Pool

Availability attributable to such asset.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a new Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.20, §8.1(a) and §8.1(e).

(d)                                 In addition, the Borrower may voluntarily remove any Unencumbered  Pool Asset from the calculation of the Unencumbered Pool Availability provided that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, Borrower delivers to Agent notice of such removal no later than five (5) Business Days prior to date on which such removal is to be effected, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Pool Asset being removed, and a calculation of the value attributable to such Unencumbered Pool Asset.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.20, §§8.1(a), and 8.1(e) (but with only the covenants in §8.1(a) and §8.1(e) prepared on a pro forma basis).  As a condition to such removal, the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §2.4(d), in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans and Letter of Credit Liabilities so that no violation of the covenant set forth in §8.1(a) or §8.1(e) shall occur.  Notwithstanding anything herein to the contrary, Borrower may not remove any Unencumbered Pool Document  or Intercompany Loan (such as a master loan agreement or a note issued pursuant thereto) from the calculation of Unencumbered Pool Availability if such document relates to any other Unencumbered Pool Asset.

§7.21                 IPO Event.  Borrower agrees as follows with respect to the IPO Event:

(a)                                 all matters relating to the IPO Event, including, without limitation, the organizational structure and management of Borrower, the Guarantors and their respective Subsidiaries following the occurrence of the IPO Event, shall be substantially as described in the Registration Statement on Form S-11 for STORE Capital Corporation, as filed with the SEC on August 29, 2014;

(b)                                 simultaneously with the occurrence of the IPO Event (i) Borrower shall remain a real estate investment trust entitled to REIT Status, and (ii) the structure of the transaction shall be such that the financial results of Borrower and its Subsidiaries would be Consolidated with the accounts of Borrower; and

(c)                                  the Borrower and the Agent shall enter into such amendments to the Loan Documents or other agreements as the Agent may reasonably require to reflect the IPO Event.

§7.22                 Future Advance Properties.  Borrower and Guarantors shall perform all of their obligations under or with respect to each Future Advance Property (including any funding agreement) relating thereto.  Borrower shall not permit any failure to fund under or with respect to a Future Advance Property or any related agreement (including any funding agreement) to cause a default under a Lease or permit the Tenant to exercise any remedies (including, without limitation, any abatement, setoff or other reduction of rent) thereunder.

§7.23                 UPREIT.  For the purposes of this Agreement, “UPREIT” means any entity which would be consolidated with Borrower in accordance with GAAP which (i) is organized as a limited partnership, (ii) is taxed as a partnership for federal income tax purposes pursuant to the provisions of the Code, (iii) more than ten percent of the Equity Interests of such entity are owned by Persons not Affiliated with the Borrower, (iv) has Borrower as the sole general partner, and (v) not less than a majority of the interests in such entity are owned by Borrower.  Borrower shall not organize an UPREIT without the prior written approval of the Majority Lenders and which approval may be conditioned upon, among other things, such UPREIT becoming a co-borrower or guarantor with respect to the Obligations and such changes and additional covenants to the Loan Documents as the Majority Lenders may require as a condition to the organization of the UPREIT by the Borrower.

§7.24                 Sanctions Laws and Regulations.  The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower or any of its Subsidiaries to violate the United States Foreign Corrupt Practices Act.  None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.  Borrower shall maintain policies and procedures designed to promote and achieve compliance with Sanctions Laws and Regulations.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1                        Financial Covenants.

(a)                                 Unencumbered Pool Availability.  The Borrower shall not at any time permit the sum of the Outstanding Revolving Credit Loans and Outstanding Swing Loans, plus the amount of Letter of Credit Liabilities, plus the outstanding principal balance of the Unsecured Debt, to be greater than the Unencumbered Pool Availability.

(b)                                 Consolidated Total Indebtedness to Consolidated Total Adjusted Asset Value.  The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Adjusted Asset Value (expressed as a percentage) to exceed sixty-five percent (65.0%).

(c)                                  Consolidated EBITDA to Consolidated Fixed Charges.  The Borrower will not at any time permit the ratio of Consolidated EBITDA determined for the most recently ended four (4) calendar quarters to Consolidated Fixed Charges for the most recently ended four (4) calendar quarters, to be less than 1.50 to 1.00.

(d)                                 Minimum Consolidated Tangible Net Worth.  The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $600,000,000.00, plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

(e)                                  FCCR Coverage.

(i)                                     At all times the aggregate Weighted Average Aggregate FCCR of the Unencumbered Pool Properties for the most recently ended four (4) calendar quarters (subject to §8.1(e)(iii)) shall be greater than 1.50 to 1.00.

(ii)                                  For purposes of the calculation of Unit-Level FCCR and Master Lease FCCR only, when calculating Unit-Level FCCR and Master Lease FCCR for any Tenant that has not leased an Unencumbered Pool Property for four (4) full calendar quarters, the operating results and rent expense of such Tenant attributable to such Unencumbered Pool Property shall be calculated on an annualized basis using the sum of (i) the actual historical operating results and rent expense for the period that such Unencumbered Pool Property was leased by such Tenant and (ii) the projected operating results and rent expense based on contract rent for such Tenant and the expected future operating results at such Unencumbered Pool Property determined by Borrower, and as approved by the Agent, for the future period necessary to achieve four (4) calendar quarters of results.

(iii)                               Notwithstanding the four (4) quarter test period specified in §8.1(e)(i), in the event that the Tenant has leased an Unencumbered Pool Property for four (4) full calendar quarters, such covenants shall be calculated for the most recently ended four (4) calendar quarter period to the extent financial information for such Tenant for such period is available.  If such information is not available, such covenant shall be calculated based on if operating results are not available for four (4) full calendar quarters, the most recent financial information available for a period of not less than eight (8) months nor more than twelve (12) months.

(iv)                              Any Tenants whose Leases as of the date of the making of the applicable Intercompany Loan, Hybrid Lease or Qualifying Note Receivable (or with respect to an Unencumbered Pool Property that is not subject to an Intercompany Loan, Hybrid Lease or Qualifying Note Receivable, the date of acquisition of the applicable Real Estate), do not require such Tenant to report information adequate to permit the calculation of the covenant pursuant to this §8.1(e) shall be excluded from such calculation, provided that Borrower shall, and shall cause its Subsidiaries to use commercially reasonable efforts to require all Tenants to provide such information pursuant to the applicable Lease.

§8.2                        Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                 Indebtedness to the Lenders arising under any of the Loan Documents;

(b)                                 current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)                                 Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)                                  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(f)                                   subject to the provisions of §8.1, Indebtedness of Borrower in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;

(g)                                  subject to the provisions of §8.1, Non-Recourse Indebtedness of Subsidiaries of Borrower (other than any Guarantor) that is secured by Real Estate and related assets; and

(h)                                 subject to the provisions of §8.1, Secured Debt or Unsecured Debt of Borrower that is Recourse Indebtedness and which Unsecured Debt may be guaranteed by Guarantors, provided no Unsecured Debt (other than the Permitted Unsecured Debt) shall be permitted without the prior written consent of the Required Lenders; and provided further that the aggregate amount of all such Recourse Indebtedness (exclusive of the Obligations) shall not exceed ten percent (10%) of Consolidated Total Adjusted Asset Value.

Notwithstanding anything in this Agreement to the contrary, (w) no Subsidiary of Borrower which directly or indirectly owns an Unencumbered Pool Asset  or Intercompany Loan shall create, incur, assume, guarantee or be or remain liable, contingently, with respect to any Indebtedness other than Indebtedness under the applicable Intercompany Loan, subject to the terms of §7.20(a)(xi), Intercompany Revolver, Hybrid Lease or Qualifying Note Receivable permitted by this Agreement and the Indebtedness permitted under §8.2(b), (c) and (e), provided that if such Subsidiary is also a Guarantor, such Guarantor shall have no Indebtedness other than Indebtedness under §8.2(a) and (h) (to the extent permitted in clause (h)), (x) no Indebtedness which is a warehouse facility, repurchase agreement (except as permitted by §8.4(f)) or similar Indebtedness shall be permitted without the prior written consent of the Required Lenders, (y) except as permitted by clause (z) below, no Indebtedness (other than the Obligations) shall have any Unencumbered Pool Asset, Intercompany Loan or direct or indirect ownership interest in any Unencumbered Pool Asset, Intercompany Loan, Borrower, Hybrid Lease Fee Owner or Guarantor as collateral, a borrowing base, unencumbered asset pool or similar form of credit support for such Indebtedness, and (z) the Permitted Unsecured Debt and other Unsecured Debt of Borrower approved pursuant to §8.2(h) may have the Unencumbered Pool Assets as an unencumbered borrowing base for such Indebtedness.

§8.3                        Restrictions on Liens, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)                                     (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) Unencumbered Pool Assets, Intercompany Loan and Unencumbered Pool Documents and (II) any direct or indirect interest of the Borrower, any Guarantor and any of their respective Subsidiaries in any Guarantor, Unencumbered Pool Asset Owner or Hybrid Lease Fee Owner, in respect of judgments permitted by §8.2(d);

(ii)                                  deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)                               Liens consisting of mortgage liens on Real Estate, other than Real Estate that constitutes an Unencumbered Pool Property or any interest therein (including the rents, issues and profits therefrom), and related personal property securing Indebtedness which is permitted by §8.2(g) or (h);

(iv)                              encumbrances on Real Estate consisting of easements, tenant leases, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v)                                 cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), purchase contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi)                              rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii)                           Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations; and

(viii)                        Liens to secure Indebtedness permitted pursuant to §8.2(g) and (h).

Notwithstanding anything in this Agreement to the contrary, (a) no Unencumbered Pool Asset Owner or Hybrid Lease Fee Owner shall, while its Real Estate is included as an Unencumbered Pool Asset, create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.3(i)(A) and (iv) and the Lien created by the applicable Unencumbered Pool Documents, and (b) no Guarantor shall create or incur, or suffer to be created or incurred or to exist, any Lien other than Liens described in §8.3(i)(A), (ii), (iv) (to the extent and with respect to any Unencumbered Pool Property owned by such Guarantor), (v) and (vi).

§8.4                        Restrictions on Investments.  Neither the Borrower will, nor will it permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                 marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or such Subsidiary;

(b)                                 marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)                                  demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000;

(d)                                 commercial paper assigned the highest rating by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)                                  bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)                                   repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (c) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(g)                                  shares of so-called “money market funds” registered with the SEC under any mutual fund or other registered investment company that qualifies as a “money market fund” under Rule 2a-7 of the SEC, or any successor thereto which have total assets in excess of $50,000,000.

(h)                                 Investments in Land Assets and Development Property;

(i)                                     Investments by Borrower in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates;

(j)                                    Investments in Mortgage Note Receivables secured by completed commercial single tenant income producing properties and other secured or unsecured note receivables relating to loans with customers.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower and its Subsidiaries in the Investments described in §8.4(h), (i) and (j) exceed twenty percent (20%) of Consolidated Total Adjusted Asset Value at any time.

For the purposes of this §8.4, the Investment of Borrower or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.

§8.5                        Limiting Agreements.

(a)                                 Although neither the Borrower nor any Guarantor is required by this Agreement to pledge any assets as collateral for the Obligations, neither Borrower nor any of its Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s or any Guarantor’s ability to pledge to Agent any of the Unencumbered Pool Assets  or Intercompany Loans as security for the Obligations (provided that the requirement to maintain the Unencumbered Pool Assets and Intercompany Loans unencumbered to support the Permitted Unsecured Debt and other Unsecured Debt approved pursuant to §8.2(h) shall not violate the foregoing covenant).  Borrower shall take, and shall cause its Subsidiaries to take, such actions as are necessary to preserve the right and ability of

Borrower and Guarantors to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower or any of its Subsidiaries.  Notwithstanding anything to the contrary in this §8.5, the provisions of this §8.5 shall not apply to any agreement evidencing Permitted Unsecured Debt and other Unsecured Debt of the Borrower approved pursuant to §8.2(h) which requires the use of the Unencumbered Pool Assets or Intercompany Loans as a borrowing base for such permitted the Unsecured Debt or which contains financial covenants of a similar type to those in §8.1(a) of this Agreement.

(b)                                 Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §8.5, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s or any Guarantor’s ability to pledge the Unencumbered Pool Assets and Intercompany Loans as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if any of the Unencumbered Pool Assets or Intercompany Loans are pledged in the future as security for Indebtedness of the Borrower.

§8.6                        Merger, Consolidation.  Other than with respect to or in connection with any disposition permitted under §8.9, the Borrower will not, nor will it permit any of its Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender:  (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower(provided that no such merger or consolidation shall involve a Guarantor unless such Guarantor is the surviving entity), and (iii) the liquidation or dissolution of any Subsidiary of the Borrower (but specifically excluding any Guarantor) that does not own any assets so long as such Subsidiary is not the owner of an Unencumbered Pool Asset or Intercompany Loan.

§8.7                        Sale and Leaseback.  The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.8                        Distributions.

(a)                                 The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, during any period of four (4) consecutive calendar quarters to the extent that such Distribution would cause the aggregate Distributions paid or declared during such period to exceed ninety-five percent (95%) of Borrower’s Funds from Operations for such period; and provided that the limitations contained in this §8.8(a) shall not preclude the Borrower from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Borrower, or to avoid the payment of taxes imposed under Code Section 857(b)(i) as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b)                                 If a Default or Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions to its partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Borrower, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)                                  Notwithstanding the foregoing, at any time when an Event of Default under §10.1(a) or (b) shall have occurred, an Event of Default under §10.1(f) or (g) shall have occurred, or the maturity of the Obligations has been accelerated, the Borrower shall not make any Distributions whatsoever, directly or indirectly.

§8.9                        Asset Sales.  The Borrower will not, and will not permit its Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.  Neither the Borrower nor any Subsidiary thereof shall in the aggregate sell, transfer or otherwise dispose of any Real Estate or other assets in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to twenty percent (20%) of Consolidated Total Adjusted Asset Value as at the beginning of such four (4) quarter period, except as the result of a condemnation or casualty, without the prior written consent of Agent and the Majority Lenders.

§8.10                 Restriction on Prepayment of Indebtedness.  The Borrower will not, and will not permit its Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire (except for regularly scheduled installments of principal) the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.2; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or proceeds resulting from a casualty or condemnation relating to such Real Estate (and such insurance or condemnation proceeds are not otherwise required by the terms of any applicable loan documents to be applied to the restoration or rebuilding of such Real Estate); or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.11                 Derivatives Contracts.  Neither the Borrower nor any of its Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1 and §8.2.

§8.12                 Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower), except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13                 Equity Pledges.  Borrower and the Guarantors will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor that is an Unencumbered Pool Asset Owner or Hybrid Lease Fee Owner or owns an Unencumbered Pool Asset or Intercompany Loan, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.14                 Amendment of Unencumbered Pool Assets.

(a)                                 With respect to any Unencumbered Pool Property, the Unencumbered Pool Asset Owner shall comply with all obligations as landlord under the applicable Lease as and when required thereunder.  Neither the Borrower, the Guarantors nor any of their Subsidiaries shall have any obligation to fund money to a Tenant under a Lease or any other agreement related to an Unencumbered Pool Property, except as permitted by this Agreement.

(b)                                 The Borrower shall not, and shall not permit any Guarantor, any servicer or any other Person to, abandon, alter, amend, cancel, modify, release, relinquish, supplement, terminate or waive, or enter into or give any agreement, approval or consent with respect to any of the Unencumbered Pool Documents or any part thereof or any interest therein or any collateral for the obligations evidenced by the Unencumbered Pool Documents, and any attempt to do so without the prior written consent of Agent shall be void and ineffective.  Borrower and Guarantors shall comply with all obligations of Borrower and Guarantors under the Unencumbered Pool Documents as and when required thereunder.  The Borrower and the Guarantors acknowledge and agree that any failure of the Unencumbered Pool Documents to require an Unencumbered Pool Asset Owner or Hybrid Lease Fee Owner to perform an obligation thereunder shall not limit, alter or impair the obligations of the Borrower and the Guarantors hereunder.  Notwithstanding anything herein to the contrary, Borrower, Guarantors or a servicer acting on their behalf may without the approval of Agent (i) grant approvals or consents with respect to administrative matters under the Unencumbered Pool Documents, (ii) approve requests for advances under any escrows or reserves established under the Unencumbered Pool Documents, fund advances pursuant to or with respect to Future Advance Properties and fund such items in accordance with the terms of the applicable Unencumbered Pool Documents and prudent lending practices, (iii) enter into or consent to modifications of the Unencumbered Pool Documents that are entered into in the ordinary course of business consistent with prudent lending practices, provided that such modifications are not “Material Modifications” (as hereinafter defined), and (iv) grant waivers or forbear from exercising its rights under the Unencumbered Pool Documents in the ordinary course of business consistent with prudent lending practices, provided that such waivers or forbearances do not constitute a waiver of recurring future compliance with a provision of the Unencumbered Pool Documents or are not tantamount to an amendment of the Unencumbered Pool Documents (except to the extent permitted in clause (iii) above) and such waiver or forbearance would not affect or have an adverse impact on the Unencumbered Pool Asset or Intercompany Loan or the collectability or value thereof or the rights and benefits afforded to the Agent and the Lenders pursuant to the Loan Documents or affect or have an adverse impact on the business, properties or operations of the Borrower or such Guarantor (each such waiver or forbearance pursuant to this clause (iv) a “Permitted Waiver or Forbearance”).  For the purposes hereof, a “Material Modification” shall be any of the following: (A) any forgiveness, reduction, waiver or forbearance from collection of any principal under any Unencumbered Pool Document, or any interest thereon or fee payable with respect thereto (or any amounts attributable thereto); (B) any reduction in, waiver of or forbearance from collection of the rate of interest payable under any Unencumbered Pool Document; (C) any extension of a maturity date or postponement or extension of any date fixed for any payment of principal or interest; (D) any release of an Unencumbered Pool Asset Owner or Hybrid Lease Fee Owner or any other obligor thereunder with respect to an Unencumbered Pool Document or of any real property or other collateral encumbered by an Unencumbered Pool Document; (E) the modification of or forbearance from exercising rights under any release provisions contained in any Unencumbered Pool Documents; (F) the consent to the transfer to a party other than the Borrower or one of its Wholly Owned Subsidiaries (which Subsidiary shall be a Guarantor if required by §5.10 or §7.20) or encumbrance of any Unencumbered Pool Property, or to a transfer or encumbrance of any direct or indirect ownership interest in any Unencumbered Pool Asset Owner, Hybrid Lease Fee Owner or any other obligor thereunder or waiver of or forbearance from exercising rights under any provision restricting transfer or encumbrance of any Unencumbered Pool Property, any direct or indirect interest in any Unencumbered Pool Asset Owner, Hybrid Lease Fee Owner or any other obligor thereunder; (G) any modification of, waiver of, or forbearance from exercising rights with respect to defaults, events of defaults, grace periods, cure periods, or any financial covenants contained in any Unencumbered Pool Document other than a Permitted Waiver or Forbearance; (H) any waiver of or forbearance from exercising rights with respect to a monetary default involving an amount under any Unencumbered Pool Documents or event of default or failure to comply with a financial covenant; (I) any material modifications to the Unencumbered Pool Property; (J) any consent or approval of any modification, waiver, termination, cancellation, acceptance of surrender or assignment of a Lease or Hybrid Lease, (K) any modification or waiver relating to any provision cross-defaulting an Intercompany Loan to the Loan Documents, or (L) any other modification, amendment, waiver, forbearance, approval or consent that may materially increase the obligations of the holder of such Unencumbered Pool Documents, materially reduce the rights or benefits afforded to such holder thereby, or affect or have an adverse impact on the Unencumbered Pool Asset or Intercompany Loan or the collectability or value thereof or the rights and benefits afforded to the Agent and the Lenders pursuant to the Loan Documents, or have an adverse impact on the business, properties or operations of the Borrower or such Guarantor.

§8.15                 Partial Prepayments.  Neither Borrower, any Guarantor nor any of their respective Subsidiaries shall, or shall permit to occur, any partial Prepayment of an Intercompany Loan or Hybrid Lease.

ARTICLE IX
CONDITIONS PRECEDENT

§9.1                        Initial Conditions Precedent.  The obligation of the Lenders to make the Loans or issue any Letter of Credit shall be subject to the satisfaction or waiver of the following initial conditions precedent:

(a)                                 Loan Documents.  Each of the Loan Documents, including this Agreement, shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

(b)                                 Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower and the Guarantors a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and the Guarantors and its qualification to do business, as applicable, as in effect on such date of certification.

(c)                                  Resolutions.  All action on the part of the Borrower and the Guarantors, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

(d)                                 Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

(e)                                  Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Agent.

(f)                                   Payment of Fees.  The Borrower shall have paid to the Agent the fees payable pursuant to §2.6.

(g)                                  Performance; No Default.  The Borrower and the Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

(h)                                 Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

(i)                                     Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

(j)                                    Unencumbered Pool Qualification Documents.  The Unencumbered Pool Qualification Documents for each Unencumbered Pool Asset included in the Unencumbered Pool Assets as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

(k)                                 Compliance Certificate and Unencumbered Pool Certificate.  The Agent shall have received a Compliance Certificate and an Unencumbered Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.5 adjusted in the best good faith estimate of Borrower as of the Closing Date.

(l)                                     Appraisals.  The Agent shall have received Appraisals of each of the Unencumbered Pool Properties to the extent required by §7.20(a)(xxiii) in form and substance reasonably satisfactory to the Agent.

(m)                             Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

(n)                                 Existing Credit Agreements.  The Agent shall have received evidence reasonably satisfactory to it that all obligations of Borrower and any of its Subsidiaries under the Existing Credit Agreements have been satisfied, that the Existing Credit Agreements shall be terminated as of the effectiveness of this Agreement, and that all assets subject to such Existing Credit Agreements have been transferred to Borrower or a Subsidiary of Borrower free and clear of all Liens.

(o)                                 Commitments.  The Agent shall have received Commitments from Lenders in an aggregate amount of not less than $300,000,000.00.

(p)                                 Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§9.2                        Conditions Precedent to All Loans and Letters of Credit.  The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

(a)                                 Prior Conditions Satisfied.  All conditions set forth in §9.1 shall continue to be satisfied.

(b)                                 Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

(c)                                  Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.1(c), or a fully completed Letter of Credit Request and the other documents and information required by §3.1, as applicable.

(d)                                 Compliance.  All parties (other than Agent) to the Loan Documents are in compliance with the terms and conditions of the Loan Documents.

(e)                                  Market Disruption.  No event or events shall have been reasonably determined by Agent to have occurred resulting a material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

ARTICLE X
EVENTS OF DEFAULT; ACCELERATION; ETC.

§10.1                 Events of Default.  Each of the following shall constitute an Event of Default (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”):

(a)                                 Default in Principal Payments.  The Borrower shall fail to pay any principal of the Loans or any reimbursement obligations with respect to the Letters of Credit when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 Default in Interest Payments.  The Borrower shall fail to pay any interest on the Loans or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  Default in Performance.

(i)                                     The Borrower shall fail to comply with the covenant contained in §8.1(a) and such failure shall continue for five (5) Business Days after such occurrence;

(ii)                                  The Borrower shall fail to perform any other term, covenant or agreement contained in §8.1(b)-(e), and such failure, with respect to §8.1(e) only, shall continue for ten (10) Business Days after such occurrence;

(iii)                               The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or subclauses of this §10.1 or in the other Loan Documents);

(d)                                 Misrepresentations.  Any representation or warranty made by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of a Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(e)                                  Debt Cross-Defaults.  The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (other than the Loans, but including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation or require the repurchase of any assets; provided that the events described in §10.1(e) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §10.1(e), involve Non-Recourse Indebtedness in the aggregate in excess of $50,000,000.00, or Recourse Indebtedness in the aggregate in excess of $5,000,000.00;

(f)                                   Voluntary Bankruptcy Proceedings.  The Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing.

(g)                                  Involuntary Bankruptcy Proceedings.  (i) A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof; or (ii) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for the Borrower, any Guarantor or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted provided that the events described in this §10.1(g) as to any Subsidiary of the Borrower that is not a Guarantor or Unencumbered Pool Asset Owner shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor or Unencumbered Pool Asset Owner (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Adjusted Asset Value) subject to an event or events described in §10.1(g) exceeds $35,000,000.00 individually or in the aggregate;

(h)                                 Judgments.  There shall remain in force, undischarged, unsatisfied and unstayed, for more than fifteen (15) days during any calendar year, whether or not consecutive, one or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00;

(i)                                     Revocation of Loan Documents.  Any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(j)                                    Mergers, Liquidations, Sale of Assets, Etc.  Any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(k)                                 ERISA. With respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(l)                                     Forfeiture of Assets Due to Criminal Activities.  The Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Majority Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any Unencumbered Pool Asset or Intercompany Loan;

(m)                             Change of Control.  A Change of Control shall occur; or

(n)                                 Loan Document Default.  An Event of Default under any of the other Loan Documents shall occur by Borrower, any Guarantor or any of their respective Subsidiaries.

§10.2                 Remedies Upon Event of Default.  Upon the occurrence of an Event of Default:

(a)                                 Acceleration.  The Agent may, and, upon the request of the Majority Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §10.1(f) or §10.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration.  Upon demand by the Agent, Issuing Lender or the Majority Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.  In the alternative, if demanded by Agent or the Issuing Lender in its absolute and sole discretion after the occurrence of an Event of Default, the Letter of Credit Liabilities shall become due and payable and the Borrower will deposit into the Collateral Account cash in an amount equal to the amount of all Letter of Credit Liabilities.  Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Loans or issue Letters of

Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

(b)                                 Certain Cure Periods; Limitation of Cure Periods.  Notwithstanding anything contained in §10.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §10.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided, however, that Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §10.1(c)(iii) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of, to any default (whether of Borrower or any Subsidiary thereof) consisting of a failure to comply with §7.1(c), §7.1(d), §7.13, §7.20 (except as provided in §10.2(b)(iii) below), §7.21, §7.22, §8.2, §8.3, §8.5, §8.6, §8.8, §8.9, §8.10, §8.13, §8.14, §8.15, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents, and (iii) no Event of Default shall exist hereunder upon the failure of Borrower to comply with §7.20(a)(xxiii) in the event that Borrower cures such Default within thirty (30) days of the occurrence of such Default.  In the event that there shall occur any Default under §7.20 that affects only certain Unencumbered Pool Assets or Intercompany Loans or the owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Unencumbered Pool Assets or Intercompany Loans from the calculation of the Unencumbered Pool Availability and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within five (5) Business Days of the occurrence of such Default.

(c)                                  Termination of Commitments.  If any one or more Events of Default specified in §10.1(f) or §10.1(g) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Lenders, shall by notice to the Borrower terminate the obligation to make Revolving Credit Loans and issue Letters of Credit to the Borrower.  No termination under this §10.2(c) shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

(d)                                 Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §10.2, the Agent, on behalf of the Lenders may, and upon the direction of the Majority Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or the Guarantors fail to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower and/or the Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§10.3                 Allocation and Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)                                 First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)                                 Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Majority Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §2.6; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §5.7, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders, pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)                                  Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§10.4                 Rescission of Acceleration by Requisite Lenders.  If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by applicable law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Required Lenders, then by written notice to the Borrower, the Required Lenders may elect, in the sole and absolute discretion of such Required Lenders, to rescind and annul the acceleration and its consequences provided that such rescission or annulment does not relate to a matter requiring the approval of each affected Lender under §14.9.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Required Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

ARTICLE XI
SETOFF

§11.1                 Setoff.  In addition to any rights of the Lenders under applicable law, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or any Guarantor and any securities or other property of the Borrower or any Guarantor in the possession of such Lender may, without notice to the Borrower or the Guarantors (any such notice being expressly waived by the Borrower and the Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or any Guarantor to such Lender under the Loan Documents; provided that with respect to Borrower’s commercial banking accounts with Wells Fargo Bank, National Association, Wells Fargo Bank, National Association shall not exercise such right pursuant to this Agreement unless an Event of Default under §10.1(a), (b), (f) or (g) shall have occurred or the maturity of the Obligations has been accelerated.  Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE XII
THE AGENT

§12.1                 Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§12.2                 Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§12.3                 No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Majority Lenders or Required Lenders, as applicable.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§12.4                 No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, any Guarantor, or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, the Guarantors or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§12.5                 Payments.

(a)                                 A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §5.7(d).

(b)                                 If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §12.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§12.6                 Holders of Notes.  Subject to the terms of Article XIII, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§12.7                 Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §14.15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §12.7 shall survive the payment of all amounts payable under the Loan Documents.

§12.8                 Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§12.9                 Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower.  Any such resignation may at Agent’s option also constitute Agent’s resignation as Swing Loan Lender and Issuing Lender.  Upon any such resignation, the Majority Lenders, subject to the terms of §13.1, shall have the right to appoint as a successor Agent and, if applicable, Swing Loan Lender and Issuing Lender, any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Swing Loan Lender and Issuing Lender, shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as Agent and, if applicable, Swing Loan Lender and Issuing Lender, hereunder by a successor Agent and, if applicable, Swing Loan Lender and Issuing Lender, such successor Agent and, if applicable, Swing Loan Lender and Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Swing Loan Lender and Issuing Lender, and the retiring Agent and, if applicable, Swing Loan Lender and Issuing Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Swing Loan Lender and Issuing Lender.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Swing Loan Lender and Issuing Lender.  If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Issuing Lender with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§12.10          Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower within such period.  The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§12.11          Agent May File Proofs of Claim.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or the Guarantors, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders, Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Majority Lenders requesting that Agent file such proof of claim.

§12.12          Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan (or issuance of such Letter of Credit).  The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§12.13          Approvals.

(a)                                 If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the affected Lenders, all Lenders, the Majority Lenders or Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the written request for action together with all reasonably requested information related thereto requested by such Lender (or such lesser period of time required by the terms of the Loan Documents), notice in writing of  approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender.  If the Agent submits to the Lenders a written request for consent with respect to this Agreement and any Lender fails to provide Directions within ten (10) days after such Lender receives from the Agent such initial request for Directions together with all reasonably requested information related thereto, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove such action, and a Lender fails to provide Directions within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(b)                                 In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent (a “Subsequent Approval Request”), then for the purposes of this paragraph each Lender shall be required to respond to a Subsequent Approval Request within five (5) Business Days of receipt of such request.

If the Agent submits to the Lenders a Subsequent Approval Request and any Lender fails to provide Directions within five (5) Business Days after such Lender receives from the Agent the Subsequent Approval Request, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove the Subsequent Approval Request, and the Lender fails to approve or disapprove such Subsequent Approval Request within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(c)                                  Each request by Agent for a Direction shall include Agent’s recommended course of action or determination.  Notices given by Agent pursuant to this §12.13 may be given through the use of Intralinks, Syndtrak or another electronic information dissemination system.  Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.  Notwithstanding anything in this §12.13 to the contrary, any matter requiring all Lenders’ or each affected Lender’s approval or consent shall not be deemed given by a Lender as a result of such Lender’s failure to respond to any approval or consent request within any applicable reply period. .

§12.14          Borrower Not Beneficiary.  Except for the provisions of §12.9 relating to the appointment of a successor Agent, the provisions of this Article XII are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §12.9, may be modified or waived without the approval or consent of the Borrower.

ARTICLE XIII
ASSIGNMENT AND PARTICIPATION

§13.1                 Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Revolving Credit Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit G attached hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or the Guarantors or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §13.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Loans and Letters of Credit in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Any assignment by a Lender that does not comply with the terms of this §13.1 shall be given the effect of a participation pursuant to §13.4.

§13.2                 Register.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§13.3                 New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§13.4                 Participations.  Each Lender may sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.1, §4.2, §4.5 and Article XI, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.9), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or

(v) release a Guarantors (except as provided in this Agreement).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§13.5                 Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lenders.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§13.6                 No Assignment by Borrower or the Guarantors.  Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§13.7                 Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Majority Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit G and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §2.3(c) which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§13.8                 Amendments to Loan Documents.  Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§13.9                 Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§13.10          No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or any other jurisdiction.

ARTICLE XIV
MISCELLANEOUS

§14.1                 Notices.  Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Article XIV referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44144
Attn:  Real Estate Capital Services

With a copy to:

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attn:  James Komperda
Telecopy No.:  (770) 510-2195

and

McKenna Long & Aldridge LLP
Suite 5300, 303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

STORE Capital Corporation
8501 E. Princess Drive, Suite 190
Scottsdale, Arizona  85255
Attn:  Michael T. Bennett
Telecopy No.:  (480) 256-1101

With a copy to:

Kutak Rock LLP
1801 California Street, Suite 3000
Denver, Colorado  80202
Attn:  Brian V. Caid, Esq.
Telecopy No.:  (303) 292-7799

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§14.2                 Relationship.  Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.  Agent, each

Lender, and their Affiliates may have economic interests that conflict with those of the Borrower, the Guarantors, their stockholders and/or their Affiliates.

§14.3                 Governing Law, Consent to Jurisdiction and Service.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §14.1 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF THE BORROWER OR THE GUARANTOR EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §14.9 HEREOF.

§14.4                 Headings.  The captions and headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§14.5                 Counterparts.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Counterparts may with the consent of Agent be delivered by facsimile, in portable document format (“PDF”) or other similar electronic means.

§14.6                 Entire Agreement, Etc.  This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §14.9.

§14.7                 Waiver of Jury Trial and Certain Damage Claims.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §14.7.  THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §14.7 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§14.8                 Dealings with the Borrower and the Guarantors.  The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§14.9                 Consents, Amendments, Waivers, Etc.  Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of the Required Lenders, a modification or waiver of the definition of Unencumbered Pool Availability or any of the covenants set forth in, §8.1 or §8.8.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.8 and §13.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (other than an extension of the Maturity Date pursuant to §2.9); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or the Guarantors except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Lenders or Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower or a participation in a Swing Loan or Letter of Credit other than based on its Commitment Percentage; (k) an amendment to this §14.9; (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders or the Majority Lenders to require a lesser number of Lenders to approve such action; or (m) a release of the Collateral Account.  The provisions of Article XII may not be amended without the written consent of the Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit or Issuing Lender without the consent of the Issuing Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that the Commitment of any Defaulting Lender may not be increased, nor may the Maturity Date with respect to the Commitment of a Defaulting Lender be extended, in each case, without the consent of such Lender.  The Borrower and the Guarantors agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and the Arrangers in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower or the Guarantors shall entitle the Borrower or the Guarantors to other or further notice or demand in similar or other circumstances.

§14.10          Severability.  The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§14.11          Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§14.12          No Unwritten Agreements.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§14.13          Replacement Notes.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§14.14          No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower, the Guarantors or any of their respective Subsidiaries of any development or the absence therefrom of defects.

§14.15          Expenses.  The Borrower and the Guarantors agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income or franchise taxes), including any taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower and the Guarantors hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and KCM and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents  and other instruments mentioned herein and therein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-

pocket fees, costs, expenses and disbursements of Agent and KCM incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents  and other instruments mentioned herein and therein, the addition or substitution of additional Unencumbered Pool Assets, the making of each advance and issuance of each Letter of Credit hereunder, and the syndication of the Commitments pursuant to Article XIII (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors in respect of the Loan and the Loan Documents (provided that any attorneys’ fees and costs pursuant to this clause (f)(ii) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §14.15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§14.16          Indemnification.  The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arrangers, each Affiliate thereof and each of their respective directors, officers, employees, agents and attorneys and Person who controls the Agent, or any Lender or the Arrangers against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Pool Assets, Intercompany Loans, other Real Estate or the Loans, (b) any condition of the Unencumbered Pool Properties or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Pool Assets or Intercompany Loans, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the release or threatened release of any hazardous or toxic substances, pollutants or other substances regulated under any Environmental Law or any action, suit, proceeding or investigation brought or threatened with respect to any such substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) [reserved], (i) any actual or alleged violation of any law relating to lending or predatory lending, or (j) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §14.16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §14.16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §14.16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

§14.17          Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans or issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding, any Letter of Credit remains Outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§14.18          Confidentiality.  The Borrower and the Guarantors agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower and the Guarantors agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or the Guarantors, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this

§14.18), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §14.18), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §14.18), (d) disclosures to bank regulatory authorities or self-regulatory or self-governmental bodies with jurisdiction over such Lender, (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, or (f) disclosures to the other parties to this Agreement.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §14.18 or provisions at least as restrictive as this §14.18).  Non-public information shall not include any “Public Information” (as referenced in §7.1), any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, is disclosed with the prior approval of the Borrower or the Guarantors, or is made available to such Lender by a third party not known by such Lender to be subject to a confidentiality agreement, or is independently developed by such Lender.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§14.19          Patriot Act.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

STORE CAPITAL CORPORATION,
a Maryland corporation

By:	/s/ Michael T. Bennett
Name:	Michael T. Bennett
Title:	Executive Vice President - General Counsel

(SEAL)

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
individually and as Agent

	By:	/s/ James Komperda
	Name:	James Komperda
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Dale Northup
	Name:	Dale Northup
	Title:	Senior Vice President

Address: Wells Fargo Bank, National Association 401 B Street, Suite 1100 San Diego, California 92101 Attention: Dale Northup

BMO HARRIS BANK N.A.

	By:	/s/ Aaron Lanski
	Name:	Aaron Lanski
	Title:	Managing Director

Address: BMO Harris Bank N.A. 115 S. LaSalle Street, 35W Chicago, Illinois 60603 Attention: Gwendolyn Gatz

REGIONS BANK

	By:	/s/ Ghi S. Gavin
	Name:	Ghi S. Gavin
	Title:	Senior Vice President

Address: Regions Bank 1900 5th Ave N., 15th Floor Birmingham, Alabama 35203 Attention: Ghi S. Gavin

SUNTRUST BANK

	By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President

Address: SunTrust Bank 303 Peachtree Street, Suite 29 Atlanta, Georgia 30308 Attention: Francine Glandt

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Authorized Signatory

	By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

Address: Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue New York, New York 10010 Attention: William O’Daly

DEUTSCHE BANK AG, NEW YORK BRANCH

	By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

	By:	/s/ Perry Forman
	Name:	Perry Forman
	Title:	Director

Address: Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, New York 10005 Attention: Perry Forman

GOLDMAN SACHS BANK USA

	By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Address: Goldman Sachs Bank USA c/o Goldman, Sachs & Co. 30 Hudson Street, 5th Floor Jersey City, New Jersey 07302 Attention: Michelle Latzoni

MORGAN STANLEY BANK, N.A.

	By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

Address: Morgan Stanley Bank, N.A. 1300 Thames Street Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Steve Delany

U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Troy Lyscio
	Name:	Troy Lyscio
	Title:	Senior Vice President

Address: U.S. Bank National Association 101 North First Avenue Phoenix, Arizona 85003 Attention: Heather Mahaney

WESTERN ALLIANCE BANK, an Arizona Corporation

	By:	/s/ Vicki Williams
	Name:	Vicki Williams
	Title:	Senior Vice President

Address: Western Alliance Bank 1 East Washington Street, 14th Floor Phoenix, Arizona 85004 Attention: Lindsey Kuhar

CITIBANK, N.A.

	By:	/s/ John Rowland
	Name:	John Rowland
	Title:	Vice President

Address: Citibank, N.A. 388 Greenwich Street, 23rd Floor New York, New York 10013 Attention: John C. Rowland

COMERICA BANK, a Texas Banking Association

	By:	/s/ Sam F. Meehan
	Name:	Sam F. Meehan
	Title:	Vice President

Address: Comerica Bank 3551 Hamlin Road, 4th Floor Mail Code 2390 Auburn Hills, Michigan 48326 Attention: Sam F. Meehan

RAYMOND JAMES BANK, N.A.

	By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Senior Vice President
Address: Raymond James Bank, N.A. 710 Carillon Parkway St. Petersburg, Florida 33716 Attention: James Armstrong

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                                       (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of September 19, 2014, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                                    ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by

A-1

applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

A-2

EXHIBIT B

FORM OF SWING LOAN NOTE

[$30,000,000.00]	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                                       (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of September 19, 2014, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of [Thirty Million and No/100 Dollars ($30,000,000.00)], or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

B-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

B-2

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Issuing Lender
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328-5601
Attn:  Michael Colbert

Re:          Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §3.1 of the Credit Agreement dated as of September 19, 2014 (the “Credit Agreement”), by and among you, certain other Lenders, STORE Capital Corporation (“Borrower”), Borrower hereby request that you issue a Letter of Credit as follows:

(i)            Name and address of beneficiary:

(ii)           Face amount: $[must be a minimum of $100,000]

(iii)          Proposed Issuance Date:

(iv)          Proposed Expiration Date:

(v)           Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)          Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in Article III of the Credit Agreement.

The undersigned Authorized Officer certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is an Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Availability after giving effect to the Letter of Credit requested hereby.

The Borrower also understands that if you grant this request this request obligates them to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §3.5.  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

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The undersigned Authorized Officer certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true in all material respects as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty qualified by any materiality standard shall be required to be true and correct in all respects.

Very truly yours,

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328-5601
Attn:  Michael Colbert

Ladies and Gentlemen:

Pursuant to the provisions of §2.1(c) of the Credit Agreement dated as of September 19, 2014 (as the same may hereafter be amended, the “Credit Agreement”), by and among STORE Capital Corporation (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.             Revolving Credit Loan.  The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.2] of the Credit Agreement:

Principal Amount:  $
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with Wells Fargo at                                             .

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.2(d), specify the Interest Period following conversion:                                  ]

2.             Use of Proceeds.  Such Loan shall be used for purposes permitted by §7.19 of the Credit Agreement.

3.             No Default.  The undersigned chief executive officer, president, chief financial officer or chief accounting officer of Borrower certifies on behalf of Borrower (and not in his individual capacity) that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is an Unencumbered Pool Certificate setting forth a calculation of the Unencumbered Pool Availability after giving effect to the Loan requested hereby.

4.             Representations True.  The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries,

D-1

contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents and except that any representation or warranty qualified by any materiality standard shall be required to be true and correct in all respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5.             Other Conditions.  The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.             Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this            day of                           , 201    .

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

D-2

EXHIBIT E

FORM OF UNENCUMBERED POOL CERTIFICATE

KeyBank National Association, as Agent
1200 Abernathy Road N.E.
Suite 1550
Atlanta, Georgia  30328
Attn:  James Komperda

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 19, 2014 (as the same may hereafter be amended, the “Credit Agreement”) by and among STORE Capital Corporation (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith this Unencumbered Pool Certificate and supporting calculations and information.  The information presented herein has been prepared in accordance with the requirements of the Credit Agreement.

The undersigned is providing the attached Unencumbered Pool Asset Schedule to show the components of the Unencumbered Pool Assets and the attached information to demonstrate the calculation of the Unencumbered Pool Availability.  All Unencumbered Pool Assets included in the calculation of the Unencumbered Pool Availability satisfy the requirements of the Credit Agreement to be included therein.

IN WITNESS WHEREOF, the undersigned has duly executed this Unencumbered Pool Certificate on behalf of the Borrower (and not in his individual capacity) this            day of                       , 201    .

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

E-1

APPENDIX TO UNENCUMBERED POOL CERTIFICATE

E-2

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
1200 Abernathy Road N.E.
Suite 1550
Atlanta, Georgia  30328
Attn:  James Komperda

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 19, 2014 (as the same may hereafter be amended, the “Credit Agreement”) by and among STORE Capital Corporation (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of the Borrower for the fiscal period ended                               .  Such financial statements have been prepared in accordance with GAAP (provided that such quarterly statements need not include footnotes and other presentation items) and present fairly the consolidated financial position of the Borrower at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §§2.8(d)(iv), 7.1(c), 7.20(a)(xxv), 7.20(c), 7.20(d) or 9.1(k) of the Credit Agreement.  The undersigned officer is the chief financial officer or chief accounting officer or other responsible executive officer of the Borrower permitted by §7.1(c) of the Credit Agreement.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default.  (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate on behalf of the Borrower (and not in his individual capacity) this            day of                       , 201    .

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

APPENDIX TO COMPLIANCE CERTIFICATE

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                                         , by and between                                                          (“Assignor”), and                                                          (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated September 19, 2014, as, by and among STORE CAPITAL CORPORATION, a Maryland corporation (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Definitions.  Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.             Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $                               representing a $                               Commitment, and a                                    percent (          %) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans and participation in Letters of Credit and Swing Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit

Loans to the Borrower and participate in Swing Loans and Letters of Credit with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.             Representations and Requests of Assignor.

(a)           Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $                         and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $              , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.             Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles XII and XIII of the Credit Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or the Guarantors and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement.  Assignee agrees that Borrower may rely on the representation contained in Section 4(h).

5.             Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $                         representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6.             Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §13.2 of the Credit Agreement.

7.             Effectiveness.

(a)           The effective date for this Agreement shall be                                (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)           Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.             Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:  Same as above

Eurodollar Lending Office:  Same as above

9.             Payment Instructions.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.          GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.          Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.          Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.          Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of the Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:(1)

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

(SEAL)

(1)  Insert to extent required by Credit Agreement.

EXHIBIT H-1

FORM OF STRATIFICATION REPORT

[See Form Submitted with Compliance Certificate on Closing Date]

H-1 - 1

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION

I-1

EXHIBIT J

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                           , 20    , by                                                                 , a                                              (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.10 of the Credit Agreement dated as of September 19, 2014, as from time to time in effect (the “Credit Agreement”), by and among STORE CAPITAL CORPORATION (the “Borrower”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.            Joining Party is required, pursuant to §5.10 of the Credit Agreement, to become an Additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.

B.            Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.             Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Guaranty, the other Loan Documents and the Contribution Agreement.

2.             Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement and are attached hereto as Schedule A), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantor are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3.             Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party as a Subsidiary Guarantor and a Guarantor, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the other Loan Documents, as applicable, to confirm such obligation.

4.             Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.             GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.             The effective date (the “Effective Date”) of this Joinder Agreement is                                   , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”
,

a

By:
Name:
Title:
[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF LETTER OF CREDIT REQUEST

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF UNENCUMBERED POOL CERTIFICATE

Exhibit F	FORM OF COMPLIANCE CERTIFICATE

Exhibit G	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit H-1	FORM OF STRATIFICATION REPORT

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION

Exhibit J	FORM OF JOINDER AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	INITIAL UNENCUMBERED POOL ASSETS

Schedule 1.3	UNENCUMBERED POOL QUALIFICATION DOCUMENTS

Schedule 6.4	TITLE TO PROPERTIES

Schedule 6.6	NO MATERIAL CHANGES

Schedule 6.8	PENDING LITIGATION

Schedule 6.11(a)	TAX MATTERS

Schedule 6.11(b)	TAXPAYER IDENTIFICATION NUMBERS

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.19(a)	SUBSIDIARIES OF BORROWER

Schedule 6.19(b)	UNCONSOLIDATED AFFILIATES BORROWER AND ITS SUBSIDIARIES

Schedule 6.21	MATERIAL LOAN AGREEMENTS

Schedule 6.29	REPRESENTATIONS AND WARRANTIES (QUALIFYING NOTE RECEIVABLES)

Schedule 6.30	REPRESENTATIONS AND WARRANTIES (UNENCUMBERED POOL PROPERTIES)

Schedule 6.31	REPRESENTATIONS AND WARRANTIES (INTERCOMPANY LOANS)

Schedule 6.32	REPRESENTATIONS AND WARRANTIES (HYBRID LEASES)

Schedule 9	EXAMPLE OF DEBT SERVICE COVERAGE AMOUNT CALCULATION

Schedule 10	FORM OF UNENCUMBERED POOL ASSET SCHEDULE